Exhibit 10.1

NEITHER THIS DEBENTURE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAW, AND NO INTEREST HEREIN OR THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO DEBTOR AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO DEBTOR, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

SECURED ROYALTY CONVERTIBLE DEBENTURE

US$15,000,000	December 27, 2023

1.	PROMISE TO PAY

For value received, PARAMOUNT GOLD NEVADA CORP., a Nevada corporation, (“Debtor”) hereby promises to pay to the order of SPROTT PRIVATE RESOURCE STREAMING AND ROYALTY (US COLLECTOR), LP, as agent for the Sprott Parties (together with any successor agent for the Sprott Parties that becomes party to this Debenture, “Debentureholder”), at the address listed in Section 15 (Notice), or such other place and/or Person as Debentureholder may by written notice to Debtor direct, the principal amount of FIFTEEN MILLION Dollars ($15,000,000.00) in lawful money of the United States of America (the “Principal Amount”) in the manner hereinafter provided, together with interest and other monies which may from time to time be owing hereunder or pursuant hereto. Subject to the provisions of this debenture (the “Debenture”), the Principal Amount together with all accrued and unpaid interest thereon and all other monies owing hereunder, shall become due and payable on the earlier of December 27, 2028 and the Commercial Production Date (such earlier date is the “Maturity Date”).

CALICO RESOURCES USA CORP., a Nevada corporation, (“Co-Debtor”) is a wholly owned direct Subsidiary of Debtor, and Co-Debtor will receive substantial direct and indirect benefits from the advance of the Principal Amount under this Debenture to Debtor. In consideration of the foregoing, and for other good and valuable consideration, each of Co-Debtor and Debtor hereby agree that:

(a)

Except as expressly set forth in paragraphs (b) and (c) below, all Obligations of Debtor and Co-Debtor or any one of them, including all representations and warranties, covenants and payment obligations of Debtor and Co-Debtor, are joint and several obligations of Debtor and Co-Debtor and each of Debtor and Co-Debtor will, as separate and independent obligation, perform each such obligation as primary obligor; and

(b)	notwithstanding the foregoing:

(i)

Debtor is the only Obligor with the obligation to issue Common Shares in accordance with this Debenture to Debentureholder and the remedy of specific performance shall not be available against Co-Debtor in respect of the obligation to issue Common Shares;

(ii)

Co-Debtor (x) hereby guarantees the performance by Debtor of all obligations to issue Common Shares hereunder and shall be liable for the payment of damages in money in respect of any failure of Debtor to issue Common Shares as and when due, and (y) shall indemnify Debentureholder for any and all Losses suffered or incurred in connection with any breach or non-performance by Debtor of the Obligations; and

(iii)

Until the payment in full of all Obligations, each of Debtor and Co-Debtor irrevocably subordinates, and agrees that it will not exercise, any claim, remedy or other right which it may now have or hereafter acquire against each other that arises from the existence, payment, performance or enforcement of an Obligation of Debtor or Co-Debtor under the Credit Documents, including any right of subrogation, reimbursement, exoneration, indemnification or any right to participate in any claim or remedy of Debentureholder against Debtor, Co-Debtor or their property and assets which Debentureholder now has or may hereafter acquire, whether or not such claim, remedy or other right is reduced to judgment or is liquidated, unliquidated, fixed, contingent, matured, unmatured, deposited, undisputed, secured or unsecured and whether or not such claim, remedy or other right arises in equity or under contract, statute or common law.

NEW SLEEPER GOLD LLC is a wholly owned direct Subsidiary of Debtor (“NSG”) and SLEEPER MINING COMPANY, LLC (“Sleeper” and together with NSG, the “Guarantors”) is an indirect wholly owned Subsidiary of Debtor, and each Guarantor will receive substantial direct and indirect benefits from the advance of the Principal Amount under this Debenture to Debtor. In consideration of the foregoing, and for other good and valuable consideration, each Guarantor hereby covenants and agrees to guarantee the Obligations and perform and comply with its other Obligations.

2.	THE DEBENTURE

(a)

Funding Date. Subject to the terms and conditions hereof, Debentureholder shall advance the Principal Amount in a single advance to Debtor on the date that is the later of the date hereof and the date on which the Funding Date Security Documents are delivered (the “Funding Date”).

(b)

Use of Principal Amount. The Principal Amount shall be used for (i) the costs of permitting the construction and development of the Grassy Mountain gold and silver mine (the “Mine”) located in Malheur County, Oregon, USA, (ii) repayment of outstanding Convertible Notes and (iii) general administration costs of Debtor and Co-Debtor, all as more particularly set forth in the Sources and Uses as of the date of this Agreement.

(c)

Interest Rate. Subject to Section 2(d), the Principal Amount shall bear interest from the Funding Date to the date of repayment in full at the rate of TEN percent (10.0%) per annum, calculated and payable quarterly in arrears. Interest on the Principal Amount shall accrue from day to day in the same currency as the Principal Amount, both before and after the Maturity Date, default or judgment, and shall be calculated based on the actual number of days elapsed and on the basis of a year of 360 days. Interest on the balance of the Principal Amount from time to time outstanding shall be calculated and payable on each Quarter End following the Funding Date and on the Maturity Date (or such earlier date as such amounts may become due in accordance with the provisions hereof) calculated and compounded quarterly not in advance, computed from the Funding Date or the date of the last payment of interest to the next Quarter End or the Maturity Date, as applicable, on the basis of the actual number of days elapsed.

(d)

Default Interest. Debtor shall pay to Debentureholder interest on overdue amounts (including overdue interest), both before and after the Maturity Date, default or judgment, and on the Principal Amount upon the occurrence and during the continuance of an Event of Default, in each case, at a rate per annum equal to THIRTEEN percent (13.0%) per annum, calculated daily and on the basis of the actual number of days elapsed, and a year of 360 days and compounded monthly, and payable upon demand by Debentureholder.

3.	PRINCIPAL PAYMENTS

All instalments of principal and interest hereunder received by Debentureholder shall be applied first as against interest outstanding, second, as against any Prepayment Interest Premium outstanding and third, as against the Principal Amount.

4.	PREPAYMENT

Subject to the exercise by Debentureholder of its conversion option in Section 10.3 at any time prior to the date of prepayment, or Debentureholder not electing to exercise its conversion option in Section 10.3 prior to the Debenture Repayment Date, Debtor may prepay this Debenture, in cash only, prior to the Maturity Date, in whole but not in part, on not less than twenty (20) Business Days prior written notice at a price equal to the sum of (i) Principal Amount, plus (ii) all accrued and unpaid interest on the Principal Amount, plus (iii) the Prepayment Interest Premium, plus (iv) all other amounts owing hereunder (if any). Each Obligor acknowledges and agrees that any prepayment of the Principal Amount in cash by the Debtor prior to the Maturity Date (other than a prepayment upon the exercise by Debentureholder of its conversion privileges in Section 10.3 or where Debentureholder does not elect to exercise its conversion privileges in Section 10.3 prior to the Debenture Repayment Date) is subject to the Prepayment Interest Premium and that such amount represents a reasonable estimate of fair compensation payable to Debentureholder for the losses suffered by early prepayment, and such amount is in the nature of liquidated damages and not a penalty. Debtor may exercise its conversion privileges under Section 10.1 in respect of accrued and unpaid interest upon an early prepayment or a conversion of the outstanding Principal Amount in accordance with Section 10.3.

5.	PAYMENT GENERALLY

(a)

All amounts payable by an Obligor hereunder shall be paid to Debentureholder in United States Dollars, in immediately available funds by wire transfer at such account or financial institution as Debentureholder may from time to time notify Debtor in writing. Any payments received after 2:00 p.m. (New York time) will be considered for all purposes as having been made on the next Business Day.

(b)

If the date of any payment falls on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, together with interest that has accrued to the Business Day on which such payment was due.

(c)

Debentureholder will maintain, in accordance with its usual practice, records evidencing the Principal Amount owing by Debtor and Co-Debtor to Debentureholder hereunder. Such records will be prima facie evidence of the entries recorded therein, provided that any failure by Debentureholder to maintain any record or any error therein shall not affect the obligation of the Obligors to repay the Obligations to Debentureholder in accordance with this Debenture.

6.	TAXES

(a)

Any and all payments by or on account of any Obligation of an Obligor hereunder or any other Credit Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided that if an Obligor shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 6), Debentureholder receives an amount equal to the sum it would have received had no such deduction or withholding been made, (ii) such Obligor shall make such deduction or withholding, and (iii) such Obligor shall pay to the relevant Governmental Authority in accordance with Applicable Law the full amount deducted or withheld.

(b)	Without limiting the provisions of Section 6(a) each Obligor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)

The Obligors shall (within ten Business Days of demand by Debentureholder) pay to Debentureholder an amount equal to the Loss which Debentureholder determines will be or has been (directly or indirectly) suffered for or on account of Indemnified Taxes (including Other Taxes) by Debentureholder in respect of any Credit Document together with any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such Loss delivered to an Obligor by Debentureholder shall be conclusive absent manifest error. If Debentureholder subsequently recovers all or part of the payment made under this Section paid by an Obligor, it shall promptly repay an equal amount to such Obligor.

(d)

As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Obligor to a Governmental Authority, such Obligor shall deliver to Debentureholder the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Debentureholder.

(e)	This Section 6 shall survive termination of this Debenture.

(f)

Any Debentureholder that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Obligors, at the time or times reasonably requested by the Obligors, such properly completed and executed documentation reasonably requested by the Obligors as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Debentureholder, if reasonably requested by an Obligor, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by such Obligor as will enable such Obligor to determine whether or not Debentureholder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (1), (2) and (4) of Section 6(f))(i)) shall not be required if in Debentureholder’s reasonable judgment such completion, execution or submission would subject Debentureholder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Debentureholder.

(i)	Without limiting the generality of the foregoing,

1.

If Debentureholder is a U.S. Person, Debentureholder shall deliver to the Obligors on or about the date on which Debentureholder enters into this Agreement (and from time to time thereafter upon the reasonable request of any Obligor), executed copies of IRS Form W-9 certifying that Debentureholder is exempt from U.S. federal backup withholding tax;

2.

If Debentureholder is not a U.S. Person, Debentureholder shall, to the extent it is legally entitled to do so, deliver to the Obligors (in such number of copies as shall be requested by the Obligors) on or about the date on which Debentureholder enters into this Agreement (and from time to time thereafter upon the reasonable request of any Obligor), whichever of the following is applicable:

i.

If Debentureholder is claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii.	executed copies of IRS Form W-8ECI;

iii.

if Debentureholder is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that Debentureholder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Obligor within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Obligor as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

iv.

to the extent Debentureholder is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if Debentureholder is a partnership and one or more direct or indirect partners of Debentureholder are claiming the portfolio interest exemption, Debentureholder may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

3.

Debentureholder shall, to the extent it is legally entitled to do so, deliver to the Obligors (in such number of copies as shall be requested by any Obligor) on or about the date on which Debentureholder enters into this Debenture (and from time to time thereafter upon the reasonable request of any Obligor), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Obligors to determine the withholding or deduction required to be made; and

4.

if a payment made to Debentureholder under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if Debentureholder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Debentureholder shall deliver to Obligors at the time or times prescribed by law and at such time or times reasonably requested by any Obligor such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Obligor as may be necessary for the Obligors to comply with their obligations under FATCA and to determine that Debentureholder has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Debentureholder agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Obligors in writing of its legal inability to do so.

(g)	For purposes of this Section 6, the term “Applicable Law” includes FATCA.

7.	INTEREST RATE LIMITATION

Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid under the Debenture shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Debentureholder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the outstanding Principal Amount or, if it exceeds such amount, refunded to the Debtor. In determining whether the interest contracted for, charged, or received by Debentureholder exceeds the Maximum Rate, Debentureholder may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Except as otherwise specifically provided herein, where in this Debenture a rate of interest is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation, whether 365 or 366, as the case may be, and dividing it by the number of days in the deemed year.

8.	GUARANTEE

(a)

Each Guarantor hereby jointly and severally, unconditionally and irrevocably guarantees to Debentureholder for the benefit of the Sprott Parties the due and punctual payment and performance of the Obligations and agrees on written demand of Debentureholder, following the occurrence of an Event of Default, to perform or discharge the Obligations which have not been fully performed or discharged at the times and in the manner provided for in this Debenture (the “Guarantee”). Notwithstanding any provision to the contrary contained herein, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law in each case after giving effect to (i) all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such Debtor Relief Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to the Debtor or Co-Debtor to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and (ii) the value as assets of such Guarantor (as determined under the applicable provisions of such Debtor Relief Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to applicable law or any other agreement.

(b)

Without prejudice to the rights of Debentureholder against Debtor or Co-Debtor, each Guarantor unconditionally and irrevocably agrees that, as between Debentureholder and itself, it will be liable as principal debtor in respect of the performance of the Obligations and not merely as surety and, accordingly, each Guarantor shall be fully liable forthwith on demand by Debentureholder, following the occurrence and during the continuance of an Event of Default, to perform or discharge the Obligations irrespective of the validity, effectiveness or enforceability of the Obligations against Debtor or Co-Debtor or any other fact or circumstances which would or might otherwise constitute a legal or equitable discharge of or defense to a guarantor or surety.

(c)

As a separate and independent obligation, if any of the Obligations are not duly and punctually paid by Debtor or Co-Debtor and performed by Guarantors under Section 8(a) for any reason whatsoever each Guarantor unconditionally and irrevocably agrees to indemnify and save Debentureholder and the Sprott Parties harmless from and against any Losses which Debentureholder or any Sprott Party may suffer or incur from the failure of Debtor or Co-Debtor to duly perform such Obligations.

(d)

This Guarantee of the Obligations is a continuing guarantee and shall remain in effect until all of the Obligations existing or arising or which may arise under or by virtue of the Obligations shall have been paid, performed or discharged in full.

(e)

Each Guarantor waives any rights it may have as surety under any Applicable Law which may at any time be inconsistent with any of the provisions hereof or which it may have of first requiring Debentureholder or any Sprott Party to proceed against or claim performance or payment from Debtor, Co-Debtor or any other Person.

(f)

Debentureholder without notice to the Guarantors and without discharging, prejudicing or affecting the obligations of the Guarantors hereunder, may (i) grant time, indulgences, concessions, releases and discharges or any financial accommodation to Debtor or Co-Debtor; (ii) take, hold, fail to take or hold, vary, deal with, realize, enforce, release or determine not to enforce, perfect or release any other guarantee, indemnity or security for all or any of the Obligations; or (iii) effect compositions from, and otherwise deal with, Debtor, Co-Debtor and all other Persons as Debentureholder may see fit and generally may otherwise do or omit to do any act or thing which, but for this provision, might operate to discharge, prejudice or affect the obligations of Guarantor hereunder.

(g)	Each Guarantor agrees that the liability of the Guarantors under this Guarantee is absolute and unconditional irrespective of:

(i)	the lack of validity or enforceability of any terms of any of the Credit Documents;

(ii)

any contest by Debtor, any other Obligor or any other Person as to the amount of the Obligations, the validity or enforceability of any terms of the Credit Documents or the perfection or priority of any Security;

(iii)	any defense, counter claim or right of set-off available to Debtor or any other Obligor, except payment in full of all Obligations;

(iv)

any release, compounding or other variance of the liability of Debtor, any other Obligor or any other Person liable in any manner under or in respect of the Obligations or the extinguishment of all or any part of the Obligations by operation of law;

(v)

any change in the time or times for, or place or manner or terms of payment or performance of the Obligations or any consent, waiver, renewal, alteration, extension, compromise, arrangement, concession, release, discharge or other indulgences which Debentureholder may grant to Debtor, any other Obligor or any other Person;

(vi)

any amendment or supplement to, or alteration or renewal of, or restatement, replacement, refinancing or modification or variation of (including any increase in the amounts available thereunder or the inclusion of an additional borrower thereunder), or other action or inaction under, the Credit Documents or any other related document or instrument, or the Obligations;

(vii)	any discontinuance, termination or other variation of any terms or conditions of any transaction with, Debtor, another Obligor or any other Person;

(viii)

any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of Debtor, any other Obligor or any reorganization (whether by way of reconstruction, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) of Debtor, any Obligor or their respective businesses;

(ix)

any dealings with the security which Debentureholder holds or may hold pursuant to the terms and conditions of the Credit Documents, including the taking, giving up or exchange of securities, their variation or realization, the accepting of compositions and the granting of releases and discharges;

(x)

any limitation of status or power, disability, incapacity or other circumstance relating to Debtor, any other Obligor or any other Person, including any Insolvency Event involving or affecting Debtor, any other Obligor or any other Person or any action taken with respect to this Guarantee by any trustee or receiver, or by any court, in any such proceeding, whether or not the Guarantors shall have notice or knowledge of any of the foregoing;

(xi)

any impossibility, impracticability, frustration of purpose, force majeure or illegality of any Credit Document, or the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of (A) any Governmental Authority that amends, varies, reduces or otherwise affects, or purports to amend, vary, reduce or otherwise affect, any of the Obligations or the obligations of the Guarantors under this Guarantee, or (B) any court order that amends, varies, reduces or otherwise affects any of the Obligations;

(xii)

any taking or failure to take security, any loss of, or loss of value of, any security, or any invalidity, non-perfection or unenforceability of any security held by Debentureholder, or any exercise or enforcement of, or failure to exercise or enforce, security, or irregularity or defect in the manner or procedure by which Debentureholder realizes on such security;

(xiii)	any application of any sums received to the Obligations, or any part thereof, and any change in such application; and

(xiv)	any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Obligor or any other Person in respect of the Obligations or this Guarantee.

(h)

Subject only to Sections 8(a) and 8(b) requiring demand, each Guarantor hereby waives notice of the acceptance of this Guarantee and of presentment, demand and protest and notices of non-payment and dishonor and any other demands and notices required by any Applicable Law.

(i)

From the date or dates upon which any demand is made against a Guarantor under this Section 8 until the Obligations have been performed and discharged in full, no Guarantor shall (i) claim any set-off or counterclaim against Debtor or any other Obligor; (ii) make or enforce any claim or right (including a right of subrogation or contribution) against Debtor or any other Obligor to prove in competition with Debentureholder or any Sprott Party in the event of an Insolvency Event of Debtor or any other Obligor or in respect of any outstanding liability of Debtor or any other Obligor hereunder; or (iii) in competition with Debentureholder claim the benefit of any security or guarantee now or hereafter held by Debentureholder for any money or liabilities due or incurred by Debtor or any other Obligor to Debentureholder or any Sprott Party or any share therein.

(j)

Debentureholder and the Sprott Parties shall not be obligated before taking any steps to enforce this Guarantee (i) to take any steps or proceedings or other action whatsoever or obtain any judgment against Debtor, any other Obligor or any other Person in any court or tribunal, (ii) to make or file any claim in an Insolvency Event in respect of Debtor, any other Obligor or any other Person, (iii) to exercise any diligence against Debtor or any other Obligor or (iv) resort to any other means of payment.

(k)

Nothing herein contained shall restrict or adversely affect or be construed to restrict or adversely affect any right which Debentureholder or any Sprott Party may have to set-off any Obligations owed by any Guarantor under this Guarantee to Debentureholder against any obligations owed by Debentureholder or any Sprott Party to such Guarantor, regardless of the place of payment or currency of such Obligations.

9.	SECURITY

9.1	Security Documents

As security for the due payment of the Principal Amount, interest and all other Secured Obligations, each Obligor shall execute and deliver on or before the Funding Date, each of the following agreements (the “Funding Date Security Documents”):

(a)

a securities pledge agreement granted by Debtor creating a continuing and first-ranking security interest and pledge over all present and after acquired issued and outstanding Equity Securities of each Subsidiary of Debtor, including all Equity Securities of Co- Debtor and proceeds thereof;

(b)

a securities pledge agreement granted by NSG creating a continuing and first-ranking security interest and pledge over all present and after acquired issued and outstanding Equity Securities of each Subsidiary of NSG, including all Equity Securities of Sleeper and proceeds thereof;

(c)

a general security agreement granted by each Obligor creating a continuing and first-ranking security interest over all of their present and after acquired property and assets (subject only to Permitted Liens);

(d)

a deed of trust, security agreement, fixture filing and as-extracted collateral filing with assignment of rents granted by Co-Debtor governed by Oregon law creating a continuing and first-ranking security interest over all of its present and after acquired real and personal property located in Oregon and the fixtures thereto (subject only to Permitted Liens) (the “Oregon Deed of Trust”); and

(e)

a deed of trust, security agreement, fixture filing and as-extracted collateral filing with assignment of rents granted by Debtor, NSG and Sleeper governed by Nevada law creating a continuing and first-ranking security interest over all of their present and after acquired real and personal property located in Nevada and the fixtures thereto (subject only to Permitted Liens);

in each case in form and substance satisfactory to Debentureholder’s counsel, acting reasonably.

9.2	Filings and Opinions

On or before the Funding Date, each Obligor shall deliver, or cause to be delivered, to Debentureholder, in form and substance satisfactory to Debentureholder’s counsel, acting reasonably: (i) all such documents and instruments and security registrations as counsel to Debentureholder may reasonably request to grant and perfect the security interests and charges in and to the Collateral subject to the Funding Date Security Documents; and (ii) an Oregon, Nevada and Delaware legal opinion (and any other relevant legal jurisdiction) of the Obligors’ legal counsel addressed to Debentureholder relating to (A) the legal status of the Obligors, (B) the power and authority of each Obligor to execute, deliver and perform the Credit Documents to which it is a party on or before the Funding Date, (C) the authorization, execution and delivery of such Credit Documents and related matters, (D) enforceability of such Credit Documents, (E) that the Funding Date Security Documents are in a form sufficient to create a lien or security interest in the Collateral described therein, (F) authorized and issued capital of the Obligors; and (G) securities law matters.

9.3	After Acquired Property

Each Obligor shall execute and deliver, or cause to be executed and delivered, all such general security agreements, deeds of trust, assignments, mortgages, pledges and other agreements, instruments and documents, and take or cause to be taken all such further acts and things, as Debentureholder may from time to time reasonably require to obtain, perfect, maintain and preserve first priority perfected security interests (subject to prior ranking Permitted Liens) in, to and over all of each Obligor’s property and assets in all appropriate jurisdictions. In addition to the foregoing, in the event of any acquisition, extension, renewal, replacement, conversion or substitution of any Property (or any part thereof), then the Obligors shall immediately notify Debentureholder of such event and execute and deliver, or cause to be executed and delivered, all agreements, documents, instruments and registrations, and do all such further acts and things as Debentureholder may require, to obtain perfect and preserve a first priority security interest in such Property, as security for the payment and performance, when due, of all Obligations.

9.4	Release of Sleeper Assts

Debentureholder will execute and deliver at the request of, and the cost and expense of, the Debtor, such releases, discharges and other instruments which are necessary for the purposes of (i) releasing and discharging the Security in any Collateral sold or disposed of in accordance with this Debenture, or (ii) releasing and discharging any Guarantor from its obligations hereunder and the Security granted by any Guarantor in the event of a sale of the shares of any Guarantor permitted pursuant to this Debenture.

10.	REPAYMENT

10.1	Debtor’s Privileges

(a)

On each Quarter End, Debtor shall have the option to pay the accrued and unpaid interest due on such Quarter End, or any portion thereof, through the issuance of common shares in the capital of Debtor (the “Common Shares”) at the Debtor Interest Conversion Price. If Debtor intends to exercise its conversion rights hereunder at any time it shall give Debentureholder not less than five (5) Business Days prior notice of such intention and shall include in such notice the aggregate number of outstanding Common Shares issued by the Debtor on a fully diluted basis.

(b)

Debtor shall also have the option, in connection with any prepayment of the Principal Amount under Section 4 or any conversion of the Principal Amount by Debentureholder in accordance with Section 10.3, to pay any part of the interest accrued as of the date of prepayment or conversion, through the issuance of Common Shares at the Debtor Interest Conversion Price. If Debtor intends to exercise its conversion rights hereunder at any time it shall give Debentureholder prompt (and in any event, at least five (5) Business Days prior to the date upon which such accrued but unpaid interest would otherwise be due and payable hereunder) written notice of such intention.

(c)

With respect to any Common Shares which may be issued upon Debtor’s option, as required from time to time under the Applicable Securities Legislation which governs Debtor or any hold period imposed by a regulatory authority, Debentureholder agrees to be bound by any applicable hold period. The certificates evidencing the Common Shares shall contain the following legend:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY BEFORE MAY 28, 2024.”

THE ISSUANCE OF THE SECURITIES REPRESENTED BY THIS ENTRY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(d)

Notwithstanding any other provision of this Debenture, Debtor shall not be entitled to pay any accrued and unpaid interest under this Debenture, through the issuance of Common Shares if (i) Debentureholder would own more than 9.9% of issued and outstanding Common Shares after giving effect to any such issuance; or (ii) there is a Change of Control of Debtor. Debtor shall promptly notify Debentureholder if Debentureholder would own more than 9.9% of issued and outstanding Common Shares after giving effect to any such issuance. From time to time upon a request therefor from the Debtor, Debentureholder will advise Debtor of the aggregate number of Common Shares owned by any Sprott Party.

(e)

The Debentureholder hereby acknowledges that it understands that: (a) the information provided from time to time under Section 12(l) of this Agreement may contain or constitute material non-public information concerning the Debtor and its Affiliates (“Material Non-Public Information”); and (b) trading in the Debtor’s securities while in possession of Material Non-Public Information or communicating that information to any other Person who trades in such securities could subject Debentureholder to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. Debentureholder agrees that it will not trade in the Debtor’s securities while in possession of Material Non-Public Information until Debentureholder can do so in compliance with all applicable securities laws.

10.2	Manner of Debtor’s Exercise of Right to Pay Interest with Common Shares

(a)

If Debtor wishes to pay the accrued and unpaid interest under this Debenture, in whole or in part, through the issuance of Common Shares pursuant to Section 10.1, it shall deliver to Debentureholder, at least five (5) Business Days prior to the Debtor Interest Conversion Date, the Debtor Interest Conversion Form set forth in Exhibit “B” (the “Debtor Interest Conversion Form”), duly executed by the Debtor, irrevocably exercising Debtor’s right to pay the accrued and unpaid interest set out in the Debtor Interest Conversion Form through the issuance of Common Shares and specifying the applicable Debtor Interest Conversion Date (being a Quarter End or, in the case of Section 10.1(b), such other date upon which accrued but unpaid interest otherwise becomes due and payable hereunder) upon which such right will be exercised in accordance with the provisions hereof. Upon delivery of the Debtor Interest Conversion Date, Debentureholder or its nominee or assignee shall be entitled to be entered in the books of Debtor as at the Debtor Interest Conversion Date as the holder of the number of Common Shares received in lieu of the cash payment of the accrued and unpaid interest, or portion thereof, in accordance with the provisions hereof and, as soon as practicable thereafter and in any event within three (3) Business Days, Debtor shall deliver or cause to be delivered to Debentureholder or, subject as aforesaid, its nominee, participant or assignee, a certificate evidencing such Common Shares, or other evidence of such Common Shares acceptable to Debentureholder.

(b)

The “Debtor Interest Conversion Date” is the date specified in the Debtor Interest Conversion Form delivered by Debtor to Debentureholder in accordance with Section 10.2 as the effective date upon which Debtor intends to exercise its conversion privilege in accordance with Section 10.1(a) or 10.1(b).

(c)	Debentureholder shall keep records of payments and conversions and such records shall be prima facie evidence of such payments and conversions.

(d)	Common Shares issued in lieu of cash payments of interest owing under this Debenture shall be fully paid and non-assessable Common Shares.

(e)

If Debtor elects to pay the accrued and unpaid interest under this Debenture, in whole or in part, through the issuance of Common Shares pursuant to Section 10.1, Debtor shall take all such actions and issue, execute and deliver, as applicable, all such certificates, documents and instruments as shall be required to validly issue as fully paid and non-assessable such Common Shares in accordance with the terms hereof and entitle Debentureholder (or its nominee or assignee) to all rights and privileges accorded to holders of record of Common Shares on and after the Debtor Interest Conversion Date.

10.3	Debentureholder’s Royalty Option

Debentureholder may, at its option from the date hereof until the earlier of the Commercial Production Date and December 27, 2028, elect to receive the Royalty in lieu of cash payment of all the outstanding Principal Amount by crediting the Principal Amount then outstanding hereunder against the purchase price owing by Debentureholder under the Royalty. If Debentureholder does not elect to receive the Royalty in lieu of cash payment of the outstanding Principal Amount by the earlier of such dates (in such event, such date is hereinafter referred to as the “Debenture Repayment Date”), Debtor shall repay the outstanding Principal Amount, any Prepayment Interest Premium and all accrued and unpaid interest and any other amounts owing hereunder, in cash (subject to Debtor’s right to pay accrued and unpaid interest by issuing Common Shares in accordance with Section 10.1), on the Debenture Repayment Date. For greater certainty, no Prepayment Interest Premium will be owing in the event of the election by Debentureholder to receive the Royalty in lieu of cash payment of the Principal Amount or any repayment in cash of the Principal Amount on the Debenture Repayment Date.

10.4	Manner of Debentureholder’s Exercise of Right to Accept Royalty in lieu of Principal

(a)

If Debentureholder wishes to exercise the optional conversion privilege contained in Section 10.3 of this Debenture, it shall deliver to Debtor at least ten (10) Business Days prior to the Debentureholder Royalty Conversion Date the duly completed written notice substantially in the form of Exhibit “C” (the “Debentureholder Royalty Conversion Form”), duly executed by Debentureholder, irrevocably exercising its right to convert the outstanding Principal Amount under this Debenture into the Royalty by crediting the Principal Amount owing hereunder against the purchase price of the Royalty on Debentureholder Royalty Conversion Date. No partial conversion is permitted.

(b)

The obligation of Debentureholder to convert the outstanding Principal Amount under this Debenture into the Royalty on Debentureholder Royalty Conversion Date is subject to the satisfaction of the following conditions precedent, which conditions precedent are for the sole and exclusive benefit of Debentureholder and may be waived in writing by Debentureholder (in its sole discretion):

(i)

Debtor will pay all accrued and unpaid interest in cash or in Common Shares (in accordance with Section 10.1 and pursuant to a Debtor Interest Conversion Form in respect of such accrued and unpaid interest delivered to Debentureholder at least five (5) Business Days prior to Debentureholder Royalty Conversion Date);

(ii)	Co-Debtor will execute and deliver the Royalty dated as of the Debentureholder Royalty Conversion Date;

(iii)	Debtor will execute and deliver the Royalty Guarantee dated as of the Debentureholder Royalty Conversion Date;

(iv)

Each of Debtor and Co-Debtor will deliver to Debentureholder a certificate of one of its senior officers dated as of the Debentureholder Royalty Conversion Date and addressed to Debentureholder, as to (A) its organizational documents; (B) the resolutions of its board of directors (or equivalent) authorizing the execution, delivery and performance of the Royalty and the transactions contemplated thereby; (C) the names, positions and true signatures of the persons authorized to sign the Royalty or the Royalty Guarantee, as applicable, on its behalf; (D) the accuracy of each representation and warranty of such Obligor contained in Schedule D to the Royalty or the Royalty Guarantee, as applicable, and (E) no action or proceeding, at law or in equity, is pending or, to the knowledge of such Obligor, threatened in writing by any Person or Governmental Authority to restrain, enjoin or prohibit the consummation of the transactions contemplated by the Royalty or the Royalty Guarantee; and

(v)

Each of Debtor and Co-Debtor will cause to be delivered in form and substance satisfactory to Debentureholder’s counsel, acting reasonably; a Nevada legal opinion (and as to subparagraph (D), an Oregon legal opinion), addressed to Debentureholder relating to (A) the legal status of the Debtor and Co-Debtor, (B) the power and authority of the Debtor and Co-Debtor to execute, deliver and perform the Royalty or the Royalty Guarantee, as applicable, (C) the authorization, execution and delivery of the Royalty and the Royalty Guarantee, and (D) enforceability of the Royalty and Royalty Guarantee.

(c)

Upon satisfaction (or waiver by Debentureholder) of the conditions precedent in Section 10.4(b), Debentureholder will execute any receipt or release in respect of the Obligations (other than any contingent obligations which are stated to survive termination of the Debenture) reasonably requested by the Obligors in connection the payment of the Principal Amount and all accrued interest thereon, and Debentureholder shall return this Debenture marked “PAID IN FULL” to Debtor.

(d)	The “Debentureholder Royalty Conversion Date” is the date specified in the Debentureholder Royalty Conversion Form delivered by Debentureholder to Debtor in accordance with Section 10.4.

(e)

Upon delivery by Debentureholder of a Debentureholder Royalty Conversion Form in accordance with Section 10.4(a), the Obligors shall use all reasonable commercial efforts and take all reasonable action as may be necessary or advisable to satisfy and fulfill all of the conditions in Section 10.4(b) on or before the Debentureholder Royalty Conversion Date.

(f)	Debentureholder shall keep records of payments and conversions and such records shall be prima facie evidence of such payments and conversions.

10.5	No Requirement to Issue Fractional Shares

Debtor shall not issue fractional Common Shares upon the exercise of Debtor’s interest conversion right. If any fractional interest in a Common Share would, except for the provisions of this Section 10.5, be deliverable upon conversion of accrued but unpaid interest into Common Shares, any such fractional interest shall be rounded down to the nearest whole number of Common Shares.

10.6	Repayment

In the event of any payment to Debentureholder of any proceeds of sale of Sleeper Assets at the option of Holder in accordance with Section 12(s), then in such event (i) the outstanding Principal Amount shall be reduced Dollar for Dollar by the amount of such repayment of principal made in accordance with Section 12(s) and Section 3, and (ii) the Royalty Agreement shall be amended to account for the proportionate reduction in the Principal Amount and the conversion thereof into the Royalty. By way of example, if the Principal Amount repaid under Section 12(s) and Section 3 is $7,500,000, then the Royalty to be paid under the Royalty Agreement will be proportionately reduced from 4.75% to 2.375%, and the payments to be made under the Buy Back Option (as defined in the Royalty Agreement) set forth in Section 3.2(c)(i) and(ii) of the Royalty Agreement will also be reduced to $5,625,000 and $6,187,500 respectively.

11.	REPRESENTATIONS AND WARRANTIES

11.1

Exhibit “F”. Each Obligor, jointly and severally, represents and warrants to Debentureholder as of the date of this Debenture (unless otherwise specified in Exhibit “F”) and so long as any Obligations remain outstanding, as set out in Exhibit “F” and acknowledges that Debentureholder and the Sprott Parties are relying upon such representations and warranties in entering into the transactions that give rise to the Principal Amount, which representations and warranties shall survive the execution and delivery of this Debenture.

11.2

Knowledge. Where any representation or warranty contained in Exhibit “F” or any other provision of this Debenture is expressly qualified by reference to the “knowledge” of Obligors, it refers to the actual knowledge of Rachel Goldman, Chief Executive Officer of Debtor, Glen Van Treek, President and Chief Operating Officer of Debtor, Carlo Buffone, Chief Financial Officer of Debtor, and all information which ought to have been known by each of them after conducting a reasonable inquiry into the matters in question, whether or not any such inquiry was actually made.

11.3

Accredited Investor. Debentureholder represents and warrants to the Obligors that Debentureholder and each Sprott Party] is an accredited investor, within the meaning of Rule 501(a) of Regulation D promulgated under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”).

11.4

Acquisition for Own Account. Debentureholder represents and warrants, that the Common Shares to be acquired pursuant to or in connection with the Debenture will be acquired for investment for each Sprott Party’s own account, and not with a view to the resale or distribution of any part thereof, and that no Sprott Party has any present intention of selling, granting any participation in, or otherwise distributing the same. Debentureholder further represents that no Sprott Party presently has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Common Shares.

11.5

Restricted Securities. Debentureholder understands that any Common Shares acquired pursuant to the Debenture have not been, and will not be, registered under the U.S. Securities Act, by reason of a specific exemption from the registration provisions of the U.S. Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Debentureholder’s representations as expressed herein. Debentureholder understands that such Common Shares would constitute “restricted securities” under applicable U.S. federal, state or other securities laws and that, pursuant to these laws, Debentureholder must hold the Common Shares indefinitely unless they are registered with the U.S. Securities and Exchange Commission and qualified by applicable state authorities, or an exemption from such registration and qualification requirements is available. Debentureholder acknowledges that Debtor has no obligation to register or qualify the Common Shares for resale. Debentureholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Common Shares, and on requirements relating to Debtor which are outside of Debentureholder’s control, and which Debtor is under no obligation and may not be able to satisfy.

11.6

U.S. Citizen. Debentureholder represents that it is qualified under 43 C.F.R § 3830.3 to own the Mining Claims (or a royalty thereon) on the date on which it exercises the Royalty Option or exercises any remedy under the Security.

12.	COVENANTS

Each Obligor covenants and agrees with Debentureholder that, unless compliance has been waived in writing by Debentureholder and so long as any Obligations remain outstanding:

(a)	Punctual Payment of Obligations. Each Obligor shall make payment of, and perform, all of its Obligations when due.

(b)

Reserve Common Shares. Debtor covenants to reserve and keep available, at all times, such number of Common Shares as may be reasonably required to satisfy its conversion rights under this Debenture, in whole or in part, into Common Shares pursuant to Section 10.

(c)

No Material Change in Conducting of Business. Each Obligor shall, and it shall cause each of its Subsidiaries to, carry out and perform all operations and activities in a commercially prudent manner and in accordance with all Applicable Laws, all applicable Authorizations and Other Rights and Good Practice Standards.

(d)

Compliance with Laws and Contracts. Each Obligor will, and shall cause each of its Subsidiaries to, obtain and maintain in force (or where appropriate, promptly renew) all Authorizations reasonably necessary for carrying out its business and operations generally, including those Authorizations required under each Transaction Document, and at all times comply with all Applicable Laws and regulations relating to it and its business other than (except in the case of Anti-Bribery Laws and Money Laundering Laws) where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(e)

Maintenance of Accounting Methods and Financial Records. Each Obligor will, and shall cause each of its Subsidiaries to, maintain a system of accounting which is established and administered in accordance with US GAAP consistently applied, keep adequate records and books of account in which accurate and complete entries shall be made in accordance with such accounting principles reflecting all transactions required to be reflected by such accounting principles, and keep accurate and complete records of any property owned by it.

(f)

Books; Records; Inspections. Each Obligor will keep, and shall cause each of its Subsidiaries to keep, true, complete and accurate Books and Records of all of its operations and activities in a manner consistent with customary and prudent commercial practice. Subject to the confidentiality provisions of this Debenture, each Obligor shall, and shall cause each of its Subsidiaries to, on written request by Debentureholder, permit Debentureholder and its authorized representatives to perform audits or other review and examinations during normal business hours, from time to time, and at Debentureholder’s sole expense, of the Books and Record of each Obligor and its Subsidiaries.

(g)	Maintenance of Legal Existence. Each Obligor shall preserve and maintain its corporate of limited liability company existence, as applicable on the date of this Debenture.

(h)

Notice to Debentureholder of an Event of Default. Upon any Obligor becoming aware of the occurrence of either an Event of Default or Pending Event of Default, such Obligor shall promptly deliver to Debentureholder a notice specifying the nature and date of occurrence of such Event of Default or Pending Event of Default, the Obligors’ assessment of the duration and effect thereof and the action which the Obligors propose to take with respect thereto.

(i)

Payment of Taxes/Claims. Each Obligor will timely file all Tax returns as and when required pursuant to Applicable Law and pay and discharge or cause to be paid and discharged, promptly when due, all Taxes imposed upon them or in respect of the Project or any of the Project Assets or upon the income or profits therefrom as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien upon any of its property or assets (other than Taxes the amount, applicability or validity of which are being contested in good faith by appropriate proceedings diligently conducted), withhold and collect all Taxes required to be withheld and collected by them and remit such Taxes to the appropriate Governmental Authority at the time and in the manner required by Applicable Law, and pay and discharge immediately upon knowledge by an Obligor of the existence of any Lien unless such Lien is a Permitted Lien.

(j)

No Amalgamation, Merger, Wind-Up, Change in Control, Etc. No Obligor shall consolidate, amalgamate with, or merge with or into, or transfer all or substantially all its assets to, or reorganize, reincorporate or reconstitute into or as another entity without the prior written consent of Debentureholder, such consent not to be unreasonably withheld, conditioned or delayed. Neither Co-Debtor nor NSG will issue any Equity Securities to any Person (other than the Debtor) and Sleeper will not issue any Equity Securities to any Person (other than NSG), except in each case with the prior written consent of Debentureholder, such consent not to be unreasonably withheld, conditioned or delayed. The Obligors shall not permit a Change of Control of Debtor unless the following conditions are satisfied:

(i)	the Acquiror is an Approved Acquiror;

(ii)

the Acquiror (if the Acquiror is not controlled by any other person) or the Person that is not controlled by any other Person that controls the Acquiror executes and delivers to Debentureholder on the closing of such Change of Control a guarantee of the payment and performance of all of the Obligations, substantially as set out in the Guarantee, and satisfactory to Debentureholder, acting reasonably;

(iii)	there is no Event of Default or Pending Event of Default that has occurred and is continuing as at the date of the Change of Control; and

(iv)

each Obligor acknowledges, confirms and agrees in favor of Debentureholder that its obligations under each Credit Document to which it is a party continue in full force and effect both before and after giving effect to such Change of Control.

(k)

Maintain Listing. Debtor shall take all steps necessary to ensure that any Common Shares issued to Debentureholder pursuant to this Debenture, are listed for trading on the stock exchange which Debtor’s Common Shares are listed for trading on (subject, in the case of any Common Shares issued to Debentureholder pursuant to the terms hereof, to any applicable hold periods under Applicable Securities Legislation), and will use commercially reasonable efforts to maintain such listing for trading of such Common Shares on such Stock Exchange, and will use commercially reasonable efforts to maintain Debtor’s status as a “reporting company” not in default of the requirements of the Applicable Securities Legislation.

(l)	Reporting. The Obligors shall deliver the following to Debentureholder:

(i)

Within five (5) Business Days following the date of the preparation by or on behalf of the Obligors of the following reports, in each case, in form and substance reasonably satisfactory to Debentureholder:

(A)

for each calendar month ending after the Funding Date, a written progress report in reasonable detail on activities undertaken with respect to the Mine and the Property, including a review of the permitting, construction and development activities carried out by or on behalf of the Obligors, the results of all such activities to date and such other matters as Debentureholder may reasonably request, such report to be prepared no later than fifteen (15) Business Days after the end of such calendar month;

(B)

for each calendar month ending after the Funding Date, an updated Sources and Uses in reasonable detail showing the updated sources of funding and uses of funds received to date and any variances from the Sources and Uses delivered in respect of the prior month and such other matters as Debentureholder may reasonably request, such report to be prepared no later than fifteen (15) Business Days after the end of such calendar month; and

(C)

on an annual basis, a list of the Mining Rights underlying the Property or any changes from the prior year’s list, such list to be prepared no later than forty-five (45) days after the end of each fiscal year of the Debtor;

(ii)	within five (5) Business Days following the date of the preparation by or on behalf of the Obligors of the following reports, presentations, budgets, forecasts, plans and other documents:

(A)

reasonably detailed environmental reports, reports on safety and community matters, operational budgets, annual production forecast, and life of mine operating plans (and notice of any material change to the life of mine operating plan promptly following such change), in each case prepared by such dates and in respect of such periods, and in form and substance, reasonably satisfactory to Debentureholder;

(B)

annual reserve and resource reports prepared in accordance with S-K 1300 or NI 43-101; if the Obligors or any of their Affiliates prepares such a report under the U.S. Securities Act or Canadian securities laws, as applicable;

(C)	annual reports detailing reconciliation of resource model, mine grade control and process facilities; and

(D)	any other material engineering or economic studies (as and when prepared);

(iii)

copies of all material contracts, studies or reports relating to the Property, the Mine or the Products that are available and may be reasonably requested by Debentureholder and promptly following the receipt thereof copies of any notice of default, termination or enforcement action under any such contract or occurrence of any other material event in respect of the Property or Mine;

(iv)

promptly upon Debtor or Co-Debtor becoming aware thereof, notice of any other material event concerning the Project, the Property, any Obligor including any force majeure, labor or civil disruption, actual or threatened legal action, actual or threatened (in writing) withdrawal of any permit or third party approval, any material human rights, community, health and safety, other social, animal welfare, conservation, other environmental, or governance controversies or initiatives or any change in law materially impacting the Property;

(v)

within 90 days of the end of each fiscal year, Debtor shall deliver to Debentureholder its annual audited consolidated financial statements for the year then ended, and prepared in accordance with US GAAP, together with notes thereto including details of any Funded Debt;

(vi)

within 90 days of the end of each fiscal year and to the extent prepared by management, Co-Debtor shall deliver to Debentureholder its unaudited, unconsolidated financial statements and to the extent prepared and delivered to any third party, its audited unconsolidated financial statements; and

(vii)	such other operational, exploration and financial information concerning the Obligors or the Project that is in possession of an Obligor as Debentureholder shall reasonably request from time to time.

(m)

Further Assurances. Each Obligor will execute and deliver to Debentureholder all such documents, instruments and agreements and do all such other acts and things as may be reasonably required, in the opinion of Debentureholder, to carry out the purpose of the Transaction Documents or any other document to which it is a party or to enable Debentureholder to exercise and enforce its rights under hereunder or thereunder. For greater certainty, Debtor will cause to be delivered all such certificates and legal opinions as may be required to remove the legends on this Debenture or the Common Shares issued hereunder upon the expiry of the applicable hold periods.

(n)	Cash Balance. Each Obligor shall maintain at all times a positive cash balance on an unconsolidated basis.

(o)

Adjusted Working Capital. The Debtor shall maintain positive adjusted working capital as at the end of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2024, as determined from Debtor’s most recent annual and quarterly financial statements that are filed and available on EDGAR, where working capital is calculated as follows:

working capital = A – B – C

where:

A = current assets (as defined in US GAAP) of the Debtor;

B = current liabilities (as defined in the US GAAP) of the Debtor excluding deferred pension liabilities and the current portion of reclamation obligations and subordinated debt; and

C = projected land holding costs for the Project and the Sleeper Gold Silver Project for the following 12 month period;

in each case, determined on a consolidated basis and including the net proceeds of any debt or equity financing received between the relevant quarterly or annual filing date and the applicable reporting date or during the relevant Cure Period.

(p)	Indebtedness. The Obligors shall not create, incur, assume or permit to exist any Funded Debt other than Permitted Indebtedness.

(q)	No Liens. The Obligors shall not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by the Obligors or any one of them except Permitted Liens.

(r)

No Dispositions. The Obligors shall not Dispose of (whether in one or a series of transactions) any of the Property or any Project Assets, or enter into any agreement to do any of the foregoing, except for (i) the sale of inventory in the ordinary course of business, (ii) the sale of equipment that is obsolete, surplus, worn out or no longer useful for the purposes of constructing and developing the Project, or (iii) letting lapse the Immaterial Real Property. Without limiting the generality of the foregoing, Debtor shall not Dispose of any of the Equity Securities in the capital of Co-Debtor or NSG and NSG shall not Dispose of any Equity Securities in the capital of Sleeper and none of Debtor, NSG and Sleeper shall dispose of any Sleeper Project Assets, except in each case in accordance with Section 12(s).

(s)	Sale of Sleeper Project. Debtor or any Guarantor may Dispose of:

(i)	all of the shares in the capital of either Guarantor in a single transaction, or

(ii)	all or substantially all of the assets comprising the Sleeper Gold-Silver Project located in Humboldt County, Nevada, in a single transaction provided that the proceeds received from any such transaction upon the closing of the transaction, at the option of Debentureholder shall either (x) be paid to Debentureholder and applied in accordance with Section 3, up to the maximum amount then outstanding under this Debenture, or (y) invested in the Project and applied against the costs of the construction and development of the Project or (z) be paid, invested and applied in a combination of both options set out above paragraphs (x) and (y)

(t)

No Investments. No Obligor shall make (a) any direct or indirect investment in or purchase or other acquisition of Equity Securities of any other Person, (b) any loan or advance to, purchase of debt securities of, or arrangement for the purpose of providing credit to (excluding extensions of trade credit in the ordinary course of business in accordance with customary commercial terms) any other Person, or (c) any capital contribution to (whether by means of a transfer of cash or other property or any payment for property or services for the account or use of) any other Person; except:

(i)	investments, loan or advances in an amount of up to $100,000 outstanding in the aggregate;

(ii)	investments (including by subscription in Equity Securities of), loans, advances or capital contributions made by Debtor in or to Co-Debtor or any other Obligor;

(iii)	issuances of equity securities consisting of Common Shares of Debtor; and

(iv)	with the prior written consent of Debentureholder not to be unreasonably withheld, conditioned or delayed.

(u)

No Acquisitions. No Obligor shall purchase or otherwise acquire, regardless of how accomplished or effected, (a) any other Person (including any purchase or acquisition of such number of the issued and outstanding securities of, or such portion of equity interest in, such other Person so that such other Person becomes a Subsidiary of the purchaser or of any of its Affiliates) or of all or substantially all of the property of any other Person, or (b) any division, business, operation or undertaking of any other Person or of all or substantially all of the property of any division, business, operation or undertaking of any other Person; except with the prior written consent of Debentureholder, such consent not to be unreasonably withheld, conditioned or delayed.

(v)

No Distributions. Except with the prior written consent of Debentureholder, Debtor shall not (i) retire, redeem, retract, purchase or otherwise acquire any Equity Securities of Debtor; (ii) declare or pay any dividend, return of capital or other distribution (in cash, securities or other property, or otherwise) of, on or in respect of, any Equity Securities of Debtor; (iii) make any payment or distribution (in cash, securities or other property, or otherwise) on or in respect of, its Equity Securities; (iv) pay, redeem, repurchase or otherwise acquire any Funded Debt, including any payment on account of principal, interest, bonus, premium, make-whole or otherwise; or (v) pay any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or gratuity, to any Related Party of such Person or to any director or officer thereof, excluding, for greater certainty, (x) employment compensation in the ordinary course of business, (y) purchases of Equity Securities in connection with retirement or termination of employees of any Obligor, and (z) principal, interest and other amounts that may become payable under this Debenture.

If an Obligor fails to perform any covenant or any other provision of any of the Credit Documents, Debentureholder may, in its discretion, perform any such covenant capable of being performed by it, and if any such covenant requires the payment of money Debentureholder may, in its discretion, make any such payments. All sums so expended by Debentureholder shall be payable on demand and, until paid, shall be added to, and be deemed to be included in the Obligations and shall bear interest at the same rate applicable to principal.

13.	DEFAULT

(a)	The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Debenture:

(i)

Payment. If Debtor fails to pay any Principal Amount when due hereunder or fails to pay interest or any other amount when due hereunder and, in the case of interest or such other amount, such failure remains outstanding and unremedied for two (2) consecutive Business Days;

(ii)

Representations and Warranties. If any representation or warranty made in any of the Credit Documents by any Obligor, or if any certificate or opinion furnished to Debentureholder pursuant to the provisions hereof proves to have been materially incorrect, incomplete or misleading as of the time made or repeated or deemed to be made or repeated, and such inaccuracy is not remedied within the Cure Period;

(iii)

Failure to Perform. Other than as otherwise specified in Section 13(a)(i), if an Obligor defaults in the performance of any of its covenants or obligations under any of the Credit Documents and provided that such default is capable of being remedied, and such default is not remedied within the Cure Period;

(iv)

Cross Default. Any Obligor (i) fails to make any payment when such payment is due and payable to any Person in relation to any Indebtedness having a principal amount in excess of $250,000, and any applicable grace period in relation thereto has expired, or (ii) defaults in the observance or performance of any other agreement or condition in relation to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs or condition exists, the effect of which default or other condition, if not remedied within any applicable grace period, would be to cause, or to permit the holder of such Indebtedness to declare such Indebtedness to become due prior to its stated maturity date;

(v)

Material Permits. Any Required Authorization or Other Right by a Governmental Authority necessary for the construction and operation of the Project that has been previously obtained by any Obligor is suspended, cancelled, revoked, forfeited, surrendered, refused renewal or terminated (whether in whole or in part) or otherwise is not, or ceases to be in full force and effect at any time, and such condition remains in effect for thirty (30) days;

(vi)	Condemnation. Any Governmental Authority directly or indirectly condemns, expropriates, nationalizes, seizes or appropriates any material portion of the Property or the Project Assets.

(vii)

Insolvency. If any Obligor fails to pay its debts generally as they fall due or suspends making payments on all or any class of its Indebtedness or announces an intention to do so or begins negotiations with one or more creditors with a view to rescheduling any of its Indebtedness;

(viii)

Illegality. If it becomes unlawful for any Obligor to perform any of its obligations under any of the Transaction Documents or any of its obligations under any Credit Document cease to be valid, binding or enforceable or any Obligor repudiates or contests, in whole or in part, any obligations under the Credit Documents;

(ix)	Bankruptcy or Similar Proceedings. The occurrence of an Insolvency Event affecting any Obligor or any other Subsidiary of the Debtor;

(x)	Material Adverse Effect. If an event or series of events occur which has or with the passage of time or notice or both, would have a Material Adverse Effect;

(xi)

Judgment. If one or more final judgments or decrees for the payment of (A) in the case of any judgment or decree in respect of obligations or other arrangements with Debentureholder or any of its Affiliates (including funds managed by any of its Affiliates), any money, or (B) in any other case, money in excess of $500,000 in the aggregate for all such cases and no more than $250,000 in any one year period, shall have been obtained or entered against an Obligor or any of its Subsidiaries provided such judgments or decrees shall not have been and remain vacated, discharged or stayed pending appeal within the applicable appeal period; or

(xii)

Authorizations. If any Authorization by a Governmental Authority necessary for the performance of any obligation of an Obligor or any Subsidiary of Debtor under any Credit Document ceases to be in full force and effect.

(b)

Upon the occurrence of an Event of Default under Section 13(a)(ix), the Obligations shall automatically and immediately become due and payable and upon the occurrence and during the continuance of any other Event of Default, Debentureholder may, by written notice given to Debtor, declare all or part of Obligations to be due and payable either on demand or to be immediately due and payable without demand, in each case, all without presentment, protest or further notice of any kind, all of which are hereby expressly waived by the Obligors. The Obligations due and payable upon a declaration or automatic acceleration pursuant to this Section 13(b) will include the Prepayment Interest Premium. Each Obligor acknowledges and agrees that any such prepayment prior to the Maturity Date is subject to the Prepayment Interest Premium and that such amount represents a reasonable estimate of fair compensation payable to Debentureholder for the losses suffered by early prepayment and such amount is in the nature of liquidated damages and not a penalty.

(c)

Upon any such declaration or automatic acceleration pursuant to Section 13(b), Debentureholder may, in its discretion, exercise any right or recourse and proceed by any action, suit, remedy or proceeding against the Obligors authorized or permitted by Applicable Law for the recovery of the Obligations including bringing an action or instituting proceedings for damages or specific performance.

(d)	Upon the occurrence and during the continuance of an Event of Default, Debentureholder may realize upon the collateral subject to the Security and enforce the rights of Debentureholder thereunder.

(e)

The rights and remedies of Debentureholder hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies available at law or in equity or otherwise. No single or partial exercise by Debentureholder of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which Debentureholder may be entitled.

(f)

No failure on the part of Debentureholder to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Credit Document shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege under any Credit Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Applicable Law. Any waiver by Debentureholder of the strict compliance with any term any Credit Document will not be deemed to be a waiver of any subsequent Event of Default.

14.	DEFINITIONS AND INTERPRETATION

(a)	Definitions. Capitalized words and phrases have the meanings set forth in Exhibit “A”.

(b)

Accounting Principles. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of the Credit Documents, such determination or calculation will, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with US GAAP.

(c)

Terms Generally. Words importing the singular number include the plural and vice versa. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All forms of “include” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall have the same meaning and effect as “shall”. Unless the context requires otherwise (i) reference to any agreement or other document herein shall be construed as referring to such agreement or other document as from time to time amended, restated or amended and restated (subject to any restrictions on such amendment set forth herein); (ii) reference to any Person shall be construed to include such Person’s successors and assigns; (iii) “herein”, “hereof” and “hereunder”, and similar words shall be construed to refer to this Debenture in its entirety and not to any particular provision hereof; and (iv) all references to sections, schedules and exhibits shall be construed to refer to sections of, schedules to and exhibits to this Debenture, and all such schedules and exhibits shall form part of this Debenture. The terms “conversion”, “convert”, “convertible” used in this Debenture and the Exhibits hereto shall be interpreted and deemed to mean (x) with respect to the conversion of interest into Common Shares, the payment of accrued and unpaid interest owing hereunder through the issuance of Common Shares, and (y) with respect to the conversion of the outstanding Principal Amount into the Royalty, the election by Debentureholder to receive payment of the Principal Amount through the issuance to it of the Royalty by crediting the outstanding Principal Amount against the purchase price owing under the Royalty.

(d)

Security. It is hereby acknowledged and agreed that this Debenture has the benefit of all security delivered by the Obligors, or any one of them, in favor of Debentureholder or any other Sprott Entity as security for the Secured Obligations.

15.	NOTICE

Any notice or written communication given pursuant to or in connection with this Debenture shall be in writing and shall be given by delivering the same personally or by prepaid courier, prepaid registered mail, or email (with a copy sent by physical delivery), addressed to the party to be notified at the following address of such party or at such other address of which such party has given notice to the other party hereto:

(a)	for an Obligor,

Paramount Gold Nevada Corp.

665 Anderson Street

Wineemucca, NV 89445

Attention:             Rachel Goldman, Chief Executive Officer

Email: rachel@paramountnevada.com

with a copy to:

Duane Morris LLP

1540 Broadway

New York, NY 10036

Attention:             James T. Seery

Email: jtseery@duanemorris.com; and

(b)	for Debentureholder,

c/o Sprott Private Resource Streaming and Royalty (US GP), LLC

320 Post Road

Suite 230

Darien, CT 06820

Attention: Caroline Donally

Email: SRSRadmin@sprott.com

Any such notice shall be conclusively deemed to have been given and received on the day of actual receipt by the addressee or, if given by prepaid registered or certified mail, on the fifth day following the mailing date (absent a general disruption in postal service). A Party may change its address by notice given in accordance with this Section to the other Parties.

16.	CONFIDENTIALITY

(a)

Subject to Section 16(b), neither Debentureholder nor the Obligors shall, without the express written consent of the other (which consent shall not be unreasonably withheld), disclose any non-public information in respect of the terms of the Credit Documents or otherwise received under or in conjunction with the Credit Documents, and none of Debentureholder and the Obligors shall issue any press releases concerning the terms of any Credit Document without the consent of the other after such parties having first reviewed the terms of such press release.

(b)

Notwithstanding the foregoing, Debentureholder and the Obligors may disclose non-public information in respect of the terms of the Credit Documents or otherwise received under or in conjunction with the Credit Documents in the following circumstances:

(i)	to its limited partners, investors, auditor, legal counsel, lenders, underwriters, investment bankers and technical consultants, and

(ii)

to Persons with which it is considering or intends to enter into a transaction which would be permitted hereunder without the consent of the other party under this Debenture for which such non-public information would reasonably be relevant (and to advisors and representatives of any such Person), provided that such disclosure is made on a need to know basis and that such Persons are advised of the confidential nature of the non-public information, undertake to maintain the confidentiality of it and are strictly limited in their use of the non-public information to those purposes necessary for such Persons to perform the services for which they were, or are proposed to be, retained or to consider or effect the applicable transaction, or to monitor their investments in the case of limited partners or investors, as applicable;

(iii)

where disclosure is necessary to comply with Applicable Laws or rule of any stock exchange or securities commission, court order or regulatory request, provided that (x) such disclosure is limited to only that non-public information so required to be disclosed, and (y) the party required to disclose such information shall promptly notify the other party in writing to permit the other party, at its own expense, to have an opportunity to contest or seek to obtain an injunction or protective order or other remedy restricting the disclosure of such non-public information and, where applicable, that the party required to disclose such information has taken commercially reasonable efforts to avail itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled;

(iv)	for the purposes of the preparation and conduct of any court proceeding commenced under Section 20;

(v)

where disclosure is required under Applicable Laws or rule of any stock exchange or securities commission in connection with any initial public offering or subsequent public offering of securities of any Obligor or of Debentureholder or any Affiliate thereof;

(vi)	with the express written consent of the other party, such approval not to be unreasonably withheld, conditioned or delayed; and

(vii)

to its Affiliates and those of its and its Affiliates’ directors, officers, employees, advisors and representatives who need to have knowledge of the non-public information and each such Person to whom the non-public information is disclosed is directed to comply with these terms of confidentiality (or is bound by professional obligations to maintain confidentiality).

(c)

Each party shall ensure that its Affiliates who receive any non-public information pursuant to this Debenture and its and such Affiliates’ employees, directors, officers, advisors and representatives and those Persons listed in Section 16(b)(i) are made aware of this Section 16 and comply with the provisions of this Section 16. Each party shall be liable to the other party for any improper use or disclosure of such terms or information by such Persons.

(d)	For the purposes of this Section 16, the Obligors are one party and Debentureholder is the other party.

17.	EXPENSES

The Obligors will reimburse Debentureholder within thirty (30) days of Debentureholder providing a written invoice and supporting documentation in respect thereof, for all of Debentureholder’s reasonable out-of-pocket costs and expenses incurred in respect of the negotiation and preparation of the Credit Documents, including the reasonable fees and expenses of legal counsel of Debentureholder in connection therewith, up to a maximum of US$425,000. The Obligors will reimburse Debentureholder promptly and in any event with five (5) Business Days of Debentureholder providing a written invoice and supporting documentation in respect thereof, for all of Debentureholder’s costs and expenses incurred in respect of any consent, waiver or amendment to any Credit Document requested by an Obligor and the enforcement of, or the preservation of rights under, the Credit Documents, including the reasonable fees and expenses of legal counsel for Debentureholder in connection therewith.

18.	INDEMNIFICATION

Each Obligor hereby indemnifies Debentureholder, the Sprott Parties, their respective Affiliates and their respective directors, officers and employees, from and against, any Losses or Claims arising directly or indirectly out of, under or in connection with:

(a)	any breach by an Obligor of any representation, warranty or covenant contained herein; and

(b)	the enforcement by Debentureholder of any right or remedy hereunder.

19.	SUCCESSORS AND ASSIGNS, WAIVER AND ACKNOWLEDGEMENT

(a)

No Obligor may transfer, assign or convey any of its obligations under the Credit Documents to any Person without the prior written consent of Debentureholder. Debentureholder may transfer, assign or convey the Credit Documents or any of its rights or obligations thereunder, in whole or in part, without the consent of the Obligors and the Sprott Parties may transfer, assign and convey their beneficial interests in the Credit Documents without the consent of the Obligors. Debentureholder will give notice to the Debtor of any such assignment as soon as reasonably practicable after any such assignment. The Debentureholder and the Sprott Parties will not sell participations in all or a portion of their respective rights, obligations or interests under this Debenture except to any other Sprott Entity or with the prior written consent of the Debtor.

(b)

This Debenture shall be binding upon each Obligor and its successors and permitted assigns and shall inure to the benefit of Debentureholder, the Sprott Parties and their respective successors and assigns. Any reference herein to Debentureholder shall include its successors and assigns as if specifically named. This Debenture is a negotiable instrument. Presentment for payment, demand, protest, notice of protest, notice of dishonor and statutory days of grace respecting this Debenture are hereby waived.

(c)

Sprott Private Resource Streaming and Royalty (US Collector), LP, acting solely for this purpose as a non-fiduciary agent of Debtor, shall maintain a register for the recordation of the names and addresses of Debentureholder, the Sprott Parties and principal amounts (and stated interest) of the loans owing to, Debentureholder or Sprott Party, as the case may be, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Obligors and Debentureholder shall treat each person whose name is recorded in the Register pursuant to the terms hereof as Debentureholder or Sprott Party, as applicable, hereunder for all purposes of this Debenture. The Register shall be available for inspection by Debtor and Debentureholder, at any reasonable time and from time to time upon reasonable prior notice.

20.	GOVERNING LAW AND JURISDICTION

(a)	This Debenture shall be governed by, and construed in accordance with, the laws of the State of Nevada.

(b)

Each Party agrees that any legal proceeding with respect to this Debenture may be brought in the courts of the State of Nevada sitting in Washoe County, and each Party hereby irrevocably submits to the exclusive jurisdiction of each such court and acknowledges its competence. Each Obligor agrees that a final judgment against it in any such legal proceeding will be conclusive and may be enforced in any other jurisdiction by suit on the judgment (a certified or exemplified copy of which judgment will be conclusive evidence of the fact and of the amount of the Obligations hereunder) or by such other means provided by law.

21.	SEVERABILITY OF PROVISIONS

Any provision of this Debenture that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of that provision in any other jurisdiction.

22.	ENTIRE AGREEMENT

The Credit Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements or understandings, written or oral, with respect thereto, including but not limited to that certain Term Sheet dated September 9, 2022. This Debenture shall not be amended except by the written agreement between Debentureholder and each Obligor.

23.	SURVIVAL

The provisions of Sections 6 (Taxes), 16 (Confidentiality), 17 (Expenses), 18 (Indemnification) and 20 (Governing Law), shall in each case survive any termination of this Debenture and the payment in full of the Obligations.

24.	JUDGEMENT CURRENCY

(a)

If, for the purpose of obtaining or enforcing judgment against the Obligors in any court in any jurisdiction, it becomes necessary to convert into a particular currency (such currency being hereinafter in this Section 24 referred to as the “Judgment Currency”) an amount due in another currency (such other currency being hereinafter in this Section 24 referred to as the “Indebtedness Currency”) under this agreement, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding:

(i)

the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii)

the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 24(a)(ii) being hereinafter in this Section 24 referred to as the “Judgment Conversion Date”).

(b)

If, in the case of any proceeding in the court of any jurisdiction referred to in Section 24(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Obligors shall pay to Debentureholder such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Indebtedness Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c)

Any amount due from the Obligors under the provisions of Section 24(b) shall be due to Debentureholder as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Debenture.

(d)

The term “rate of exchange” in this Section 24 means the noon spot rate of exchange for Canadian interbank transactions applied in converting the Indebtedness Currency into the Judgment Currency published by the Bank of Canada for the day in question.

25.	TERMINATION

Except as expressly otherwise provided, the provisions of this Debenture shall terminate upon the full and indefeasible payment and performance of all Obligations of the Obligors under this Debenture. Upon the termination of this Debenture, Debentureholder, upon the request and at the expense of the Obligors, will execute and deliver to the Debtor file all such releases as are provided to Debentureholder by the Debtor that are necessary to release all of the Security (other than for greater certainty the Royalty Agreement and the ROFR Agreement).

26.	TIME

Time is of the essence of each and every provision of this Debenture.

27.	COUNTERPARTS

This Debenture and any schedules, certificates or other writing delivered in connection herewith, may be executed in any number of separate counterparts and by facsimile or electronic means, with the same effect as if all parties had all signed the same document, and all such counterparts will be construed together and will constitute one and the same instrument. The execution of this Debenture and any other writing by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF each Obligor and Debentureholder has executed this Debenture under the hands of its duly authorized officers on their behalf.

PARAMOUNT GOLD NEVADA CORP.

Per:	/s/ Rachel Goldman
Name: Rachel Goldman
Title: Chief Executive Officer

[Debentureholder Signature Page to Debenture]

CALICO RESOURCES USA CORP.

Per:	/s/ Carlo Buffone
Name: Carlo Buffone
Title: Chief Executive Officer and Treasurer

[Debentureholder Signature Page to Debenture]

NEW SLEEPER GOLD LLC

Per:	/s/ Carlo Buffone
Name: Carlo Buffone
Title: Manager

[Debentureholder Signature Page to Debenture]

SLEEPER MINING COMPANY, LLC

Per:	/s/ Carlo Buffone
Name: Carlo Buffone
Title: Manager

[Debentureholder Signature Page to Debenture]

The undersigned agrees to be bound by Debentureholder’s covenants contained herein.

SPROTT PRIVATE RESOURCE STREAMING AND ROYALTY (US COLLECTOR), LP, by its general partner, SPROTT PRIVATE RESOURCE STREAMING AND ROYALTY (US GP), LLC

Per:	/s/ Caroline Donally
Name: Caroline Donally
Title: Managing Partner

[Debentureholder Signature Page to Debenture]

EXHIBIT “A”

DEFINITIONS

For purposes of the Debenture, the following terms have the following meanings:

“Affiliate” means any person which, directly or indirectly, controls, is controlled by or is under common control with another person; and, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any person, whether through the ownership of shares or by contract or otherwise, provided that, Debentureholder shall be deemed not to be an Affiliate of any Obligor.

“Anti-Bribery Laws” has the meaning ascribed thereto in paragraph (19) of Exhibit “F”.

“Anti-Money Laundering Laws” has the meaning ascribed thereto in paragraph (19) of Exhibit “F”.

“Applicable Law” means any federal, provincial, state, local or municipal statute, law (including the common law and Applicable Securities Legislation), ordinance, rule having the force of law, regulation, by-law (zoning or otherwise) or order of any Governmental Authority, or the rule of any stock exchange applicable to a Person or any of its properties, assets, business or operations.

“Applicable Securities Legislation” means all applicable securities laws of each of the jurisdictions in which Debtor is a “reporting company” and the respective rules and regulations under such laws together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other applicable regulatory instruments of the securities regulatory authorities in any of such jurisdictions.

“Approved Acquiror” means a Person that:

(a)

has sufficient financial resources and technical and operational capability to continue the mining operations and activities pertaining to or in respect of the Mine, the mineral facilities and the Property in accordance with all Applicable Laws, the Feasibility Study, the Authorizations and Good Practice Standards;

(b)

(A) is incorporated or organized (with a substantial presence), has its primary stock exchange listing, management headquarters and presence of substantial assets in the United States, Canada, Western Europe, Japan, Australia, Peru, Mexico, Brazil, Chile or South Africa or other jurisdictions with an equivalent rule of law and ability to enforce judgments, or (B) is otherwise acceptable in the discretion of Debentureholder; and

(c)	is not a Restricted Person.

“Authorization” means any consent, registration, filing, agreement, certificate, license, approval, permit, authority or exemption from, by or with any Governmental Authority and all corporate, creditors’ and shareholders’ approvals or consents.

“Books and Records” means all records (whether or not recorded on computer or computer related media) in the possession or control of an Obligor relating in whole or in part to the business of an Obligor, including any business, financial, accounting or Tax records.

“Business Day” means any day, other than a Saturday, a Sunday, or any day on which commercial banks are authorized or required under Applicable Law to be closed for business in Las Vegas, Nevada or Toronto, Ontario.

“Change of Control” of a Person means the consummation of any transaction, including any consolidation, arrangement, amalgamation, merger or demerger or any issue, Disposition or acquisition of voting shares, the result of which is that any other Person or group of other Persons acting jointly or in concert for purposes of such transaction (any such Person or group of Persons being referred to as the “Acquiror”): (i) becomes the beneficial owner, directly or indirectly, of 50% or more of the voting shares of such Person, measured by voting power rather than number of shares; or (ii) acquires control of such Person.

“Claim” means any act, omission or state of facts and any complaint, litigation, demand, action, suit, proceeding, claim, assessment, judgement or settlement or compromise relating thereto.

“Co-Debtor” has the meaning ascribed thereto in Section 1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property and assets (whether real, personal or other and including Equity Securities) of the Obligors in which mortgages or security interests are granted or purported to be granted pursuant to the Security.

“Commercial Production Date” means the Business Day that is 30 days following the date that Debentureholder receives confirmation from the technical engineer independent of the Obligors selected by Debentureholder, in its sole and absolute discretion, that the Project has achieved commercial production and mineral processing facility constructed thereon and other critical facilities are operating at 90% of design capacity on a sustainable basis with recoveries consistently above 70%.

“Common Shares” has the meaning attributed thereto in Section 10.1(a).

“Control” means the right, directly or indirectly, to direct or cause the direction of the management of the business or affairs of a Person, whether by ownership of securities, by contract or otherwise; and “Controls”, “Controlling”, “Controlled by” and “under common Control with” have corresponding meanings.

“Convertible Notes” means the senior secured convertible notes issued by Debtor on or about September 16, 2019 in the aggregate principal amount of US$5,477,690 among Debtor, as obligor, Sprott Private Resource Lending II (Collector), LP, as collateral agent, and the holders of the notes.

“Credit Documents” means collectively, this Debenture, the Security, the ROFR Agreement and any other documents entered into in respect of any of the foregoing and “Credit Document” means each of them.

“Cure Period” means a period of 15 Business Days following the earlier of (i) delivery by Debentureholder to the Obligors of written notice of a breach or default, and (ii) an Obligor having knowledge of such breach or default.

“Debenture” has the meaning ascribed thereto in the first paragraph of this document.

“Debentureholder” has the meaning ascribed thereto in the first paragraph of this Debenture.

“Debentureholder Royalty Conversion Date” has the meaning ascribed thereto in Section 10.4(d).

“Debentureholder Royalty Conversion Form” has the meaning attributed thereto in Section 10.4(a).

“Debenture Repayment Date” has the meaning set forth in Section 10.3.

“Debtor” has the meaning ascribed thereto in the first paragraph of this Debenture.

“Debtor Interest Conversion Date” has the meaning ascribed thereto in Section 10.2(b).

“Debtor Interest Conversion Form” has the meaning attributed thereto in Section 10.2(a).

“Debtor Interest Conversion Price” means the greater of (a) 93% of the 10-day volume weighted average trading price in US Dollars of the Common Shares of Debtor on the Stock Exchange, ending as of the second Business Day prior to the Debtor Interest Conversion Date; and (b) the minimum price permitted by the Stock Exchange.

“Debtor Relief Laws” means any of Title 11 of the United States Code entitled “Bankruptcy”, and all other liquidation, administration, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, judicial management or similar debtor relief laws of the United States or any other applicable jurisdiction from time to time in effect including any proceeding under law of any jurisdiction whereby an entity seeks a stay or a compromise of the claims of its creditors against it, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction.

“Disclosure Letter” means the letter of disclosure (including the schedules thereto) dated on the date hereof, executed by the Obligors and delivered to Debentureholder concurrently with this Debenture.

“Disposition” means, with respect to any asset (including any Property) of any Person, any direct or indirect sale, lease (where such Person is the lessor), assignment, cession, transfer, exchange, conveyance, release or gift of such asset, including by means of a sale and leaseback transaction, or any reorganization, consolidation, amalgamation or merger of such Person pursuant to which such asset becomes the property of any other Person; and “Dispose” and “Disposed” have meanings correlative thereto.

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership, limited liability company, or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

“Event of Default” has the meaning attributed thereto in Section 13.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Debentureholder or required to be withheld or deducted from a payment to Debentureholder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Debentureholder being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Debentureholder under any Credit Document pursuant to a law in effect on the date on which (i) Debentureholder acquires its interest herein (other than pursuant to an assignment requested by an Obligor) or (ii) Debentureholder changes its lending office, except in each case to the extent that, pursuant to Section 6, amounts with respect to such Taxes were payable either to Debentureholder’s assignor immediately before Debentureholder became a party hereto or to Debentureholder immediately before it changed its lending office, (c) Taxes attributable to Debentureholder’s failure to comply with Section 6(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Feasibility Study” means the S-K 1300 technical report summary on feasibility study with the effective date June 30, 2022, prepared by Ausenco Engineering Canada Inc.

“Funded Debt” means:

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, bills or other similar instruments;

(b)	all obligations, contingent or otherwise, relative to the face amount of all letters of credit or letters of guarantee, whether or not drawn, and banker’s acceptances issued for such Person’s account;

(c)

all obligations of such Person under any lease that is required to be classified and accounted for as a capital or financed lease for financial accounting purposes or under any synthetic lease, tax retention, operating lease or other lease that, in each case, has substantially the same economic effect as a conditional sale, title retention agreement or similar arrangement;

(d)	all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business);

(e)

all indebtedness of another Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien, upon or in property owned by such Person, even if such Person has not assumed or become liable for the payment of such obligations or such obligations are limited in recourse;

(f)

all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); and

(g)	all guarantees, indemnities and other obligations (contingent or otherwise) of such Person in respect of Indebtedness of another Person.

“Funding Date” has the meaning ascribed thereto in Section 2(a).

“Funding Date Security Documents” has the meaning ascribed thereto in Section 9.1.

“Good Practice Standards” means, in relation to mining (including all relevant disciplines pertaining thereto, such as metallurgy, processing, engineering, environmental and governance matters, relations with community and indigenous peoples and other social matters), those policies, practices, methods and acts engaged in or approved by a Person which, in the conduct of its undertaking, exercises that degree of safe and efficient practice, diligence, prudence, and foresight reasonably and ordinarily exercised and most commonly accepted by reputable, skilled and experienced operators engaged in the mining industry in the United States.

“Governmental Authority” means the government of the United States of America or any government whether federal, provincial, state or municipal and any governmental agency, governmental authority, governmental tribunal, court, governmental commission (including a securities commission) of any kind whatsoever, any subdivision, agency, commission, board or authority of any of the foregoing or any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the amount of any of the foregoing or any stock exchange having jurisdiction.

“Guarantee” has the meaning ascribed thereto in Section 8(a).

“Guarantors” has the meaning ascribed thereto in Section 1.

“Immaterial Real Property” means any of the Frost Group Claims listed in Exhibit A-5 to the Oregon Deed of Trust.

“Indebtedness” means, with respect to each Obligor, all and any indebtedness of such Obligor, whether absolute or contingent.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Insolvency Event” means, in respect of any Person, any one or more of the following events or circumstances whereby such Person (i) becomes insolvent or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due; (ii) admits in writing its inability to pay its debts generally or declares any general moratorium on its indebtedness or proposes a compromise or arrangement between it and any class of its creditors or makes a general assignment for the benefit of creditors; (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it as bankrupt or insolvent, (y) liquidation, dissolution, winding-up, administration, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any Debtor Relief Law, or (z) the entry of an order for relief or the appointment of or the taking of possession by, a receiver, receiver-manager, administrator, custodian, monitor, trustee or other similar official for the Person or any substantial part of its respective property and, in the case of any such proceeding instituted against it (but not instituted by it) either such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of forty-five (45) days after the institution thereof, such Person fails to diligently and actively oppose such proceeding, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, receiver-manager, administrator, custodian, monitor, trustee or other similar official for it or for any substantial part of its properties and assets) occurs, or such Person files an answer admitting the material allegations of a petition or motion filed against it in any such proceeding; and (iv) takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in the foregoing paragraphs (i) through (iii) or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.

“Legal Proceedings” means any action, suit, proceeding, demand, assessment, judgment, litigation, hearing, Claim, grievance, arbitration or administrative proceeding or other proceeding or dispute resolution process and includes any appeal, settlement or compromise relating then or review and any application for same.

“Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, security interest, adverse claim, defect to title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) any purchase option, call or similar right of a third party with respect to such asset, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement, and (e) any other arrangement having the effect of providing security.

“Losses” means any and all damages, claims, losses, diminution of value, liabilities, fines, injuries, costs, penalties and expenses (including reasonable fees and expenses of counsel).

“Material Adverse Effect” means any event, occurrence, change or effect that, when taken individually or together with all other events, occurrences, changes or effects:

(h)

materially limits, restricts or impairs, or is reasonably likely to materially limit, restrict or impair (A) the condition, financial or otherwise, earnings, operations, assets, business affairs or business prospects of an Obligor; (B) the ability of an Obligor to perform its payment or other obligations under the Transaction Documents; (C) the development or operation of the Project substantially in accordance with the mine or development plan then in effect immediately prior to the occurrence of such event, occurrence, change or effect, (D) the legality, validity or enforceability of the Credit Documents, or the rights and remedies available to Debentureholder hereunder and thereunder;

(i)

causes or is reasonably likely to cause any significant decrease to expected gold or silver production from the Property based on the mine or development plan then in effect immediately prior to the occurrence of such event, occurrence, change or effect;

provided that (x) changes to commodity prices and (y) events, occurrences, changes or effects affecting operators of mining and processing facilities in the US similar to those related to the Project generally, which do not have a disproportionate effect on the Obligors, shall not be a Material Adverse Effect or be taken into account in determining whether there has been or will be a Material Adverse Effect.

“Maturity Date” has the meaning ascribed thereto in the first paragraph of this Debenture.

“Mine” has the meaning ascribed thereto in Section 2(b).

“Mining Rights” means any mining claims, mining leases, mineral claims, mining concessions, mineral concessions, exploration permits or licenses, mining licenses, forms of mineral tenure or other rights to Products or to access and work upon lands, such as ownership and ancillary rights, surface rights, leasing agreements, lands temporal occupation agreements or otherwise, for the purpose of exploring, exploiting or benefiting Products, under the terms of Applicable Laws, whether contractual, statutory or otherwise, or any interest therein whether now owned or hereafter acquired. “Mining Rights” includes any amendments, relocations, adjustments, resurvey, additional locations, consolidation, derived rights or conversions of, or any renewal, replacement, amendment or other modification or extensions of any of the foregoing.

“NSG” has the meaning ascribed thereto in Section 1.

“Obligations” means all indebtedness, liabilities and other obligations of the Obligors to Debentureholder hereunder and under the other Credit Documents.

“Obligors” means, collectively, Debtor, Co-Debtor and the Guarantors and “Obligor” means any one of them.

“Oregon Deed of Trust” has the meaning ascribed thereto in Section 9.1(d).

“Other Connection Taxes” means, with respect to Debentureholder, Taxes imposed as a result of a present or former connection between Debentureholder and the jurisdiction imposing such Tax (other than connections arising from Debentureholder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Obligation or Credit Document).

“Other Rights” means all licenses, approvals, authorizations, consents, rights (including surface rights, access rights and rights of way), privileges, concessions or franchises held by the Obligors or required to be obtained from any Person (other than a Governmental Authority), for the construction, development and operation of the Mine, as such construction, development and operation is contemplated by the current or then applicable development or mine plan, as the case may be.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Debenture or any other Credit Document;

“Pending Event of Default” means an event which, but for the requirement for the giving of notice, lapse of time, or both, or but for the satisfaction of any other condition subsequent to that event, would constitute an “Event of Default”.

“Permitted Indebtedness” means:

(a)	all existing Indebtedness (other than Funded Debt) incurred prior to the date hereof in the normal course of business;

(b)	all Funded Debt set out in Section (14) of the Disclosure Letter;

(c)	all Indebtedness of each Obligor to Sprott Entities, including but not limited to Indebtedness outstanding under this Debenture;

(d)

unsecured Indebtedness comprised of amounts owed to trade creditors and accruals in the ordinary course of business, which are either not overdue or, if disputed and in that case whether or not overdue, are being contested in good faith by any Obligor by appropriate proceedings diligently conducted, and provided always that the failure to pay such Indebtedness would not involve and material risk of loss of any material part of its assets;

(e)

subject to the prior written consent of Debentureholder, such consent not to be unreasonably withheld or delayed, Indebtedness provided by an arm’s length lender to fund the construction and development of the Sleeper Gold Project and if secured, secured by security ranking subordinate to the Security and subject to a subordination agreement with Debentureholder (or such other Sprott Entity, as agent), in form and substance satisfactory to Debentureholder (or such other Sprott Entity, as agent);

(f)

Indebtedness of up to US$100 million provided by an arm’s length lender pursuant to a one or more credit facilities, note financings, streaming or royalty arrangements, or other arrangements providing for Indebtedness incurred solely for the purpose of financing the development and construction of the Mine and related infrastructure comprising the Project in accordance with a Debtor board-approved definitive feasibility study and development plan, and any refinancing of any such Indebtedness, and, if secured, the security therefor will be rank in priority to the Security pursuant to an intercreditor agreement with Debentureholder (or another Sprott Entity, as agent, on behalf of the relevant Sprott Entities), in form and substance satisfactory to Debentureholder (or such other Sprott Entity); and

(g)	any other Indebtedness consented to by Debentureholder from time to time.

“Permitted Liens” means:

(a)

liens for taxes, assessments or charges of any Governmental Authority not at the time due or delinquent or, if due or delinquent, the validity of which is being contested at the time in good faith by appropriate proceedings, and a reserve has been established by the applicable Obligor in its Books and Records in accordance with US GAAP;

(b)

liens and trusts arising by operation of law in connection with workers’ compensation, employment insurance and other social security legislation, in each case, which secure obligations not at the time due or delinquent or, if due or delinquent, the validity of which is being contested at the time in good faith by appropriate proceedings, and a reserve has been established by the applicable Obligor in its Books and Records in accordance with US GAAP;

(c)

liens under or pursuant to any judgment rendered, or claim filed, against any Obligor, which such Obligor shall be contesting at the time in good faith by appropriate proceedings, and a reserve has been established in its Books and Records in accordance with US GAAP;

(d)

liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which a reserve has been established by the Obligors in its Books and Records in accordance with US GAAP;

(e)

easements, rights of way, servitudes or other similar rights in land (including, without in any way limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other persons which individually or in the aggregate do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of an Obligor;

(f)

the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit acquired by an Obligor or by any statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(g)

the Lien resulting from the deposit of cash or securities (i) in connection with performance of bids, contracts, leases, tenders or expropriation proceedings, or (ii) to secure workers’ compensation, surety or appeal bonds, performance bonds, letters of credit, costs of litigation when required by law and public and statutory obligations, or (iii) in connection with the discharge of liens or claims incidental to construction and mechanics’, warehouseman’s, carriers’ and other similar liens arising in the ordinary course of business;

(h)

security given by an Obligor to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of the Obligor, all in the ordinary course of its business;

(i)	title defects or irregularities which are of a minor nature and in the aggregate will not materially impact the use of the subject property for the purpose for which it is held;

(j)

applicable municipal and other governmental restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and will not materially impair the use of the subject property for the purpose for which it is held;

(k)	statutory exceptions and reservations to title;

(l)	any operating lease entered into in the ordinary course of business; provided that the same is not a sale-leaseback;

(m)	the Security;

(n)	Liens in respect of Permitted Indebtedness that is permitted hereunder to be secured;

(o)	any other Liens of the Obligors as existing on the date hereof as disclosed in Section (29) of the Disclosure Letter; and

(p)	all other Liens permitted in writing by Debentureholder.

“Person” shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, any Governmental Authority or any other entity recognized by law.

“Prepayment Interest Premium” means, as of the date of prepayment or repayment in accordance with Section 4 or Section 13, as applicable, an amount equal to thirty-six (36) months interest on the Principal Amount calculated in accordance with Section 2(c) less the amount of interest received by Debentureholder on the Principal Amount prior to the date of prepayment.

“Principal Amount” has the meaning ascribed thereto in the first paragraph of this Debenture less any payments on account of principal or reduction of principal by way of conversion, made from time to time.

“Products” means any and all metals, minerals and products or by-products thereof, of whatever kind and nature and in whatever form or state, in, under or upon the surface or subsurface of the Property (including ore, metals, precious metals, base metals, uranium, industrial minerals, concentrates, gems, diamonds, commercially valuable rock, aggregate, clays and other minerals that are mined, excavated, extracted, recovered or otherwise produced from the Property and any ore, concentrates and other products resulting from the milling, processing or other beneficiation of such metals, minerals, products and by-products).

“Project” means the construction and development of the Mine.

“Project Assets” means, collectively:

(a)	the Property and all other Real Property (as defined in the Royalty);

(b)	the Products and the Other Rights;

(c)

the mining, processing, development, production, maintenance, administration, water, electrical and conveyor facilities, railway infrastructure and rolling stock, storage facilities, stockpiling facilities, shipping infrastructure, utilities, and related ancillary infrastructure, other buildings, structures, improvements, fixtures and other real and personal property, including equipment, re-commissioned, constructed, operated or otherwise used by or on behalf of Obligor to extract, beneficiate, market, transport and sell Products derived from the Property or to develop, operate or administer the Mine, whether or not located within the physical boundaries of the Property; and

(d)

any rights (including Authorizations, surface, access and water rights), privileges, concessions or franchises owned, controlled, leased or operated by or on behalf of an Obligor at any time and not included within the definition of “Property” which are required for the development and construction of the Mine and operation thereof.

“Project Mining Claims” means the Mining Rights described in Exhibit “E”.

“Property” means, collectively:

(a)	the Project Mining Claims and any other Mining Rights, rights or interests forming part thereof from time to time whether now owned or hereafter acquired; and

(b)

any present or future renewals, extensions, modifications, divisions, substitutions, amalgamations, successions, derivations, severances, conversions, demise to lease, renaming or variation of any of the Project Mining Claims, Mining Rights or other rights and interests referenced in paragraph (a) of this definition.

“Quarter End” means the last day of each of March, June, September and December of each calendar year.

“Related Party” means, with respect to any Obligor, any director, officer, employee, shareholder, partner or Affiliate of any Obligor or any immediate family member thereof.

“Required Authorizations” means any and all Authorizations required to be obtained by any Obligor for the construction, development and operation of the Mine, as such construction, development and operation is contemplated by the current or then applicable development or mine plan, as the case may be.

“Restricted Person” means any Person that:

(a)	is named, identified, described in or on or included in or on any of:

(1)

the lists maintained by the Office of the Superintendent of Financial Institutions (Canada) with respect to terrorism financing, including the lists made under subsection 83.05(1) of the Criminal Code, under the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and under the United Nations Al-Qaida and Taliban Regulations;

(2)	the Denied Persons List, the Entity List or the Unverified List, compiled by the Bureau of Industry and Security, U.S. Department of Commerce;

(3)	the List of Statutorily Debarred Parties compiled by the U.S. Department of State;

(4)	the Specially Designated Nationals Blocked Persons List compiled by the U.S. Office of Foreign Assets Control;

(5)	the annex to, or is otherwise subject to the provisions of, U.S. Executive Order No. 13324; or

(6)	any publicly available lists maintained under Applicable Laws relating to anti-terrorism or anti-money laundering matters;

(b)	is subject to:

(1)	the United Nations Act (Canada), the Special Economic Measures Act (Canada) and the Freezing of Assets of Corrupt Foreign Officials Act (Canada);

(2)	the International Emergency Economic Powers Act, 50 U.S.C.; and

(3)

the Trading with the Enemy Act, 50 U.S.C. App. 1.1 et seq.; or any other enabling legislation or executive order relating thereto, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107 56; or

(4)	trade restrictions under any Applicable Laws; or

(c)	is a Person or entity who is an Affiliate of a Person or entity listed above.

“ROFR Agreement” means the mining ROFR option to purchase agreement dated as of the date hereof between Debtor, Co-Debtor and Sprott Private Resource Streaming and Royalty (US Collector), LP pursuant to which Debtor and Co-Debtor granted a right of first refusal with respect to any proposed grant, sale or issuance to any third party of a stream, royalty or similar transaction based on or with reference to future production from the Property.

“Royalty” means a gross revenue royalty on all minerals produced and sold from the Project Mining Claims granted by the Co-Debtor to a Sprott Entity designated by Debentureholder pursuant to a royalty agreement to be entered into pursuant to Section 10.3 above substantially in the form of Exhibit “D” and otherwise with substantive amendments acceptable to the Co-Debtor and Debentureholder (the “Royalty Agreement”).

“Royalty Guarantee” means a guarantee to be made by the Debtor of all obligations of the Co-Debtor under the Royalty substantially in the form of Exhibit “H” and otherwise with substantive amendments acceptable to the Debtor and Debentureholder.

“Secured Obligations” means, collectively, all indebtedness, liabilities and other obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by an Obligor to the Sprott Entities, or any of them, under, in connection with or pursuant to the Sprott Finance Documents (including the Obligations and all such indebtedness, liabilities and obligations that accrue after the commencing by or against any Obligor of any insolvency or similar proceeding).

“Security” means, collectively, (i) any one or more guarantees made from time to time by an Obligor in favor of the Sprott Entities or any of them, in respect of any Obligations, including the Guarantee; and (ii) any one or more assignments, deeds of trust, mortgages, account control agreements, pledges (including the Funding Date Security Documents) and other security agreements, determined by Debentureholder, acting reasonably, pursuant to which an Obligor grants to Debentureholder and/or any other Sprott Entity mortgages, charges, pledges and/or security interests in all or some of its present and after acquired property as security for the Obligations.

“S-K 1300” means sub part 1300 of Regulation S-K under the U.S. Securities Act.

“Sleeper” has the meaning ascribed thereto in Section 1.

“Sleeper Gold Silver Project” means the Sleeper gold-silver project located in the Awakening mining district of Humboldt County, Nevada, comprising 2,474 unpatented Mining Rights owned by the Debtor and the Guarantors and all mining, processing, production, maintenance, administration, electrical, conveyor, stockpiling and storage facilities and all other infrastructure, buildings, structures, improvements, equipment and other real and personal property owned by an Obligor and used to extract, market, transport and sell minerals derived from such Mining Rights.

“Sleeper Project Assets” means (i) the shares in the capital of either Guarantor, or (ii) the assets comprising the Sleeper Gold-Silver Project, but shall exclude (x) inventory sold in the ordinary course of business, or (ii) equipment that is obsolete, surplus, worn out or no longer useful for the purposes of the Sleeper Gold Silver Project.

“Sources and Uses” means the statement of the Debtor showing the sources of funding for the Obligors and the Project and the uses of such funds as of the date of this Agreement attached as Exhibit “G”, as such statement may be updated by the Debtor from time to time in accordance with Section 12(l)(i).

“Sprott Entities” means, collectively, Debentureholder, the Sprott Parties, any Affiliate of Sprott Inc., any fund managed or sub-managed by an Affiliate of Sprott Inc. or any other Person designated from time to time by the Obligors and Debentureholder (or another Sprott Entity, as agent on behalf of the Sprott Entities) as a “Sprott Entity” for purposes of the Security and the Secured Obligations, which in each case is party to a Sprott Finance Document together with any successor, assign or transferee thereof that is party from time to time to any Sprott Finance Document and “Sprott Entity” means any one of them.

“Sprott Finance Documents” means this Debenture, the ROFR Agreement, the Security, any agreement designated from time to time by the Obligors and Debentureholder (or another Sprott Entity, as agent on behalf of the Sprott Entities) as a “Sprott Finance Document” for purposes of the Security and all other agreements, instruments and documents from time to time (both before and after the date of this Debenture) delivered to or in favour of any Sprott Entity in connection with any of the foregoing agreements.

“Sprott Parties” means, collectively, Sprott Private Resource Streaming and Royalty (US Collector), LP and Sprott Private Resource Streaming and Royalty Annex (US Collector), LP, and in case their respective successors and assigns.

“Stock Exchange” means the NYSE American stock exchange or any stock exchanges upon which the Common Shares are listed from time to time.

“Subsidiary” means each Person directly or indirectly Controlled by Debtor.

“Taxes” means all present or future taxes, rates, levies, royalties, imposts, duties, deductions, assessments, withholdings, dues, fees and other charges of any nature, including any interest, additions to tax, fines, penalties or other liabilities with respect thereto, imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Transaction Documents” means the Credit Documents, the ROFR Agreement, the Royalty Agreement and such other documents as may be necessary or appropriate to give effect to the terms thereof.

“United States”, “U.S.” and “US” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 6(f).

“US GAAP” means, in relation to any Person at any time, generally accepted accounting principles in the United States applied on a basis consistent with the most recent audited financial statements of such Person and, if applicable, its consolidated affiliates (except for changes disclosed in the notes to such financial statements).

“U.S. Securities Act” has the meaning ascribed thereto in Section 11.3.

EXHIBIT “F”

REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS

Each of the Obligors hereby, jointly and severally, represents and warrants as follows to Debentureholder, and acknowledges and agrees that Debentureholder is relying upon such representations and warranties in connection with entering into of this Debenture:

Organization and Authority

1.

Each Obligor is a corporation or limited liability company, as applicable, duly organized and validly existing under the laws of its jurisdiction of organization and is up-to-date in respect of all filings required by law to maintain its existence; in particular, Debtor is a corporation incorporated under the laws of the State of Nevada, Co-Debtor is a corporation incorporated under the laws of State of Nevada, NSG is a limited liability company organized under the laws of the State of Nevada and Sleeper is a limited liability company organized under the laws of the State of Delaware.

2.

Each Obligor is qualified to do business and is in good standing in all jurisdictions in which the nature of its business as now being or as proposed to be conducted makes such qualification necessary and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted.

3.

Each Obligor has the requisite corporate or limited liability company, as applicable, power, capacity and authority to: (i) own its property and assets and conduct its business; and (ii) enter into the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and complete the transactions contemplated hereby and thereby.

4.

The execution and delivery of this Debenture and the other Credit Documents by each Obligor and the performance of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of such Obligor, and this Debenture and the other Credit Documents to which each Obligor is a party have been duly and validly executed and delivered by such Obligor, and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with the terms thereof, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies, injunctive relief and/or specific performance may be granted in the discretion of a court of competent jurisdiction.

5.

Debtor owns legally and beneficially all of the issued and outstanding Equity Securities of Co-Debtor and NSG, and NSG owns legally and beneficially all of the issued and outstanding Equity Securities of Sleeper (all such issued and outstanding Equity Securities of Co-Debtor and the Guarantors are hereinafter referred to as the “Capital Stock”) as set forth in Section (5) of the Disclosure Letter free and clear of any Liens. The entity structure and organization chart of the Obligors set forth in Section (5) of the Disclosure Letter accurately reflects, as of the date hereof, the direct and indirect ownership of all of the Capital Stock of the Co-Debtor and Guarantors. Other than as set forth in Section (5) of the Disclosure Letter, no Person has any agreement, option, right of first refusal or right, title or interest or any right (including a right of conversion of Indebtedness) that is or will become an agreement, option, right of first refusal or right, title or interest, in or to all or any part of the Capital Stock of the Co-Debtor and Guarantors. There are no shareholders’ agreement, voting agreements, shareholders’ declaration, or similar agreements in effect with respect to the Obligors or their respective Equity Securities.

6.

Each Obligor is entering into and performing its obligations under this Debenture and each of the other Credit Documents to which it is a party, on its own account and not as trustee or a nominee of any other Person.

7.	The principal place of business and chief executive office of each Obligor as of the date hereof is set out in Section (7) of the Disclosure Letter.

8.

No Obligor has suffered an Insolvency Event and no Event of Default has occurred that is continuing and the Obligors are not aware of any circumstance which, with notice or the passage of time, or both, would give rise to an Insolvency Event or an Event of Default with respect to it.

9.	Each of the Obligors’ entity records are complete and accurate in all material respects, and true and correct copies of same have been made available to Debentureholder.

10.

The financial books, records and accounts of each of the Obligors: (i) fairly present in all material respects the financial condition and results of operations of the Obligors; (ii) are stated in reasonable detail; and (iii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of each of the Obligors.

11.

Debtor’s audited consolidated financial statements for the twelve months ended June 30, 2023, including the consolidated balance sheets, statements of loss and comprehensive loss, cash flows and changes in shareholders’ deficiency and the notes thereon and the unaudited interim consolidated financial statements for the three months ended September 30, 2023 (collectively, the “Current Financial Statements”), have been prepared in accordance with US GAAP. The Current Financial Statements fairly present in all material respects the financial condition and results of operations of the Obligors, on a consolidated basis, as at the respective dates specified therein and for the periods then ended. The Obligors have not effected any material change in their accounting methods, principles or practices since the date of the Current Financial Statements. The Obligors do not intend to correct or restate, nor, to the knowledge of the Obligors, is there any basis for any correction or restatement of, any aspect of the Current Financial Statements. Other than as set out in Section (11) of the Disclosure Letter, each Obligor is neither a party to, nor had a commitment to become a party to, any material off balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Obligors with unconsolidated entities.

12.	Since the end date of its Current Financial Statements, the Obligors:

(i)	have conducted its business only in the ordinary course of business and no Material Adverse Effect has occurred; and

(ii)	have not incurred any Indebtedness which is not shown or reflected in the most recent interim financial statements provided to Debentureholder or in Section (12) of the Disclosure Letter.

Tax Matters

13.	(a) Taxes:

(i)

All material Taxes due and payable by each of the Obligors (whether or not shown due on any Tax returns and whether or not assessed (or reassessed) by the appropriate Governmental Authority) have been timely paid.

(ii)

All Tax returns required by Applicable Law to be filed by or with respect to the Obligors have been properly prepared and timely filed and all such Tax returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects, and no material fact or facts have been omitted therefrom which would make any such Tax returns misleading.

(b)

As of the date hereof, no audit or other proceeding by any Governmental Authority is pending or, to the knowledge of the Obligors, threatened with respect to any Taxes due from or with respect to the Obligors, and no Obligor has received written notice from any Governmental Authority of any intention to assert any deficiency or claim for additional Taxes against either of the Obligors. As of the date hereof, there are no matters under discussion, audit or appeal or in dispute with any Governmental Authority relating to Taxes.

(c)

Other than as set out in Section (13) of the Disclosure Letter, no Governmental Authority of a jurisdiction in which the Obligors do not file Tax returns has made any written claim that any of the Obligors are or may be subject to taxation by such jurisdiction. To the knowledge of the Obligors, there is no basis for a claim that any Obligor is subject to Tax in a jurisdiction in which such Obligor does not file Tax returns. As of the date hereof, each of the Obligors only files Tax returns in the jurisdictions in which it is incorporated or organized and in any jurisdiction in which it carries on any material business.

(d)

As of the date hereof, there are no reassessments of Taxes for the Obligors that have been issued and are under dispute, and the Obligors have not received any communication from any Governmental Authority that an assessment or reassessment is proposed in respect of any Taxes.

(e)

To the knowledge of the Obligors, each of the Obligors have withheld or collected any material Taxes that are required by Applicable Law to be withheld or collected and have paid or remitted, on a timely basis, the full amount of any Taxes that have been withheld or collected, and are due, to the applicable Governmental Authority.

14.	Section (14) of the Disclosure Letter sets out a full and complete list of all existing Funded Debt of the Obligors.

Non-Contravention

15.

Subject to Section (15) of the Disclosure Letter, none of the execution and delivery of this Debenture or the other Transaction Documents, or the completion of the transactions contemplated hereby or thereby, by each Obligor party thereto, will (i) require that a consent be obtained or a notice be provided under or result in or constitute a breach or default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on it or its assets, (ii) violate the terms of its organizational documents, (iii) require that a consent be obtained or a notice be provided under or violate any Applicable Law or any Required Authorization or the material terms and conditions of any Other Rights, or result in any modification, revocation, alteration or transfer of any Required Authorization or Other Right, (iv) result in the imposition of any Lien on the Project Assets (except for Liens in favor of Debentureholder), or (v) contravene any judgment, order, writ, injunction or decree of any Governmental Authority.

16.

No Obligor is in breach of or default under, and no event has occurred that, with the passage of time or notice, or both, would constitute or would reasonably be expected to constitute such a breach of or default under, any agreement, mortgage, bond or other instrument to which it is a party or which is binding on it or its assets, other than a breach or default or event that would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Obligors, there is no breach or default by any counterparty thereto or inability of any counterparty thereto to perform its obligations thereunder which has, individually or in the aggregate, a Material Adverse Effect. No Event of Default or Pending Event of Default on the part of any Obligor has occurred and is continuing under, any agreement, mortgage, bond or other instrument to which it is a party.

Regulatory Compliance

17.

No consents, approvals or permissions are required to be obtained by, nor any filings made with any Governmental Authority by any Obligor in connection with the execution and delivery or the performance by it of this Debenture and the other Transaction Documents to which it is a party, or in respect of its obligations hereunder or thereunder, other than as set forth in Section (17) of the Disclosure Letter.

18.	Each Obligor has conducted and is conducting its respective business in compliance in all material respects with Applicable Laws.

19.

No Obligor, nor to the knowledge of the Obligors, any director, officer, manager, member, employee, consultant, representative or agent thereof, acting on its behalf has violated (i) the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act (United States), or any other anti-bribery, or anti-corruption Applicable Laws, whether within Canada, the United States or elsewhere, to the extent applicable to any Obligor, elsewhere, including any regulations, guidelines or orders thereunder (collectively, the “Anti-Bribery Laws”); and (ii) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and all other anti-money laundering, anti-terrorist financing, government sanction and “know your client” Applicable Laws, whether within Canada, the United States and, to the extent applicable to any Obligor, elsewhere, including any regulations, guidelines or orders thereunder (collectively, the “Anti-Money Laundering Laws”). No Obligor nor, to the knowledge of any Obligor, any director, officer, employee, consultant, representative or agent thereof acting on its behalf, has made a voluntary, directed, or involuntary disclosure to any Governmental Authority responsible for enforcing Anti-Bribery Laws or Anti-Money Laundering Laws, with respect to any alleged non-compliance by any Obligor or such other Persons (acting on behalf of an Obligor) with Anti-Bribery Laws or Anti-Money Laundering Laws. No Obligor has received any written notice, request, or citation from any Governmental Authority alleging non-compliance by any Obligor or such other Persons (acting on behalf of an Obligor) with any Anti-Bribery Laws or Anti-Money Laundering Laws.

20.

The Obligors and their agents have complied at all times with Anti-Bribery Laws with respect to the Project and the development, construction or conduct of all operations or activities at the Project. The operations in relation to the Project are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Obligors with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Obligors, threatened.

21.

The Obligors have not, and, to the knowledge of the Obligors, no director, officer, employee, consultant, representative or agent of the Obligors have, transacted business on behalf of the Obligors with any Restricted Person.

22.

Debtor is a “reporting company” under Applicable Securities Legislation. No order, ruling or determination having the effect of suspending the sale or ceasing or suspending trading in any securities of Debtor has been issued by any Governmental Authority and is continuing in effect and no proceedings for such purpose have been instituted or are, to the knowledge of the Obligors, pending or threatened.

Legal Proceedings

23.

Other than as set forth in Section (23) of the Disclosure Letter, there are no actions, suits, proceedings, hearings, inquiries, investigations or claims commenced or, to the knowledge of the Obligors, threatened in writing against any Obligor or that involve the Project, and which, individually or in the aggregate, (i) would prevent or limit, restrict or impair in any material respect the ability of an Obligor to enter into this Debenture or the other Transaction Documents to which it is a party or would reasonably be expected to materially and adversely impair the performance of its obligations under this Debenture or the other Transaction Documents or the development of the Project, or (ii) that would reasonably be expected to result in a Material Adverse Effect.

24.

No Obligor is a party to or subject to any judgment, order, writ, injunction or decree, involving the Project, which (i) would reasonably be expected to materially and adversely impair the performance of its obligations under this Debenture or the other Transaction Documents, or (ii) would reasonably be expected to result in a Material Adverse Effect. No action or proceeding has been instituted and remains pending or, to the knowledge of the Obligors, has been threatened in writing and not resolved, by or before any Governmental Authority that (i) could reasonably be expected to materially and adversely impair the development of the Project, or (ii) could reasonably be expected to result in a Material Adverse Effect.

Material Information

25.

All material information relating to the Project and prepared by or on behalf of the current management of the Obligors and that has been made available or delivered to Debentureholder, including forecasts, projections, mine plans, budgets and environmental audits, assessments, studies and tests, including any environmental and social impact assessment study reports, was prepared in good faith and on the basis of assumptions that the management of the Obligors believe to be reasonable at the time of preparation, subject to any material changes of which the Obligors have informed Debentureholder in writing. To the knowledge of the management of the Obligors, all material information relating to the Project prepared at the request of current management of the Obligors by third parties and that has been made available or delivered to Debentureholder including forecasts, projections, mine plans, budgets and environmental audits, assessments, studies and tests, including any material environmental and social impact assessment study reports, was prepared in good faith and does not contain materially incorrect information. No Obligor has any knowledge of any change to the facts and assumptions underlying the estimates in the Feasibility Study that would reasonably be expected to result in a material adverse change in any cost, price, reserves, resources or other relevant information in the Feasibility Study. All material information regarding the Project, including drill results, technical reports and studies, that are required to be disclosed by Applicable Laws, have been publicly disclosed by Debtor in compliance, in all material respects, with Applicable Laws.

26.

As of the date hereof, all material information relating to the Project mineralization prepared by or on behalf of the current management of the Obligors has been made available or delivered to Debentureholder and, to the knowledge of the management of the Obligors, such information and the reports and information delivered to Debentureholder have been prepared in a manner which is consistent with Good Practice Standards, the statements, assumptions and projections contained therein are fair and reasonable as and when produced and, to the knowledge of the management of the Obligors, have been arrived at after reasonable inquiry having been made in good faith by the Persons responsible therefor. The estimated mineral resources relating to the Property as of the date hereof are as stated in the Feasibility Study. The Obligors are in compliance in all material respects with S-K 1300 in connection with the disclosure of scientific or technical information made by the Obligors concerning the Project. The Obligors have duly filed with the applicable regulatory authorities in compliance in all material respects with Applicable Laws all reports required by S-K 1300 in connection with the Project, and all such reports were prepared in accordance with the requirements of S-K 1300 in all material respects. Except as set forth in Section (26) of the Disclosure Letter, as of the date hereof, there are no outstanding unresolved comments of the NYSE American stock exchange or the Securities and Exchange Commission in respect of the technical disclosure relating to the Project made in the documents which have been filed by or on behalf of the Obligors with the Securities and Exchange Commission pursuant to the requirements of Applicable Laws, including all documents filed on EDGAR by Debtor.

27.

The Obligors are in compliance in all material respects with all timely and continuous disclosure obligations under Applicable Laws, and the policies, rules and regulations of the NYSE American stock exchange and, without limiting the generality of the foregoing, except as disclosed to Debentureholder, there has been no “material”, within the meaning of Rule 405 of the U.S. Securities Act, change in the business, results of operations, assets, liabilities (contingent or otherwise) or capital or financial condition of the Obligors on a consolidated basis which has not been publicly disclosed.

Project

28.

The Feasibility Study was prepared in a manner which is consistent with Good Practice Standards and the statements, assumptions and projections contained therein were fair and reasonable as and when produced and, to the Obligors’ knowledge, were arrived at after reasonable inquiry, having been made in good faith by the Persons responsible therefor. The Feasibility Study contains a reasonable estimate in all material respects of projected capital expenditures for the Property subject to fluctuations in exchange rates, commodity prices and electricity rates and has been prepared in a manner which is consistent with Good Practice Standards.

29.

Subject to Section (29) of the Disclosure Letter, the Co-Debtor is the sole recorded and beneficial owner of the Property, free and clear of any Liens (other than Permitted Liens). Section (29) of the Disclosure Letter sets out a full and complete list of all Permitted Liens related to the Property. Except for any Permitted Liens or as listed in Section (29) of the Disclosure Letter, no Person other than Debentureholder has any agreement to acquire, option, right of first refusal or right, title or interest or any right that is or will become an agreement to acquire, option, right of first refusal or right, title or interest, in or to all or any material part of the Collateral or any Project Assets nor has either of the Obligors granted, or agreed to grant, any Lien, other than Permitted Liens, on the Collateral or any Project Asset.

30.

The Required Authorizations and Other Rights required for the development, construction or operation of the Project, including commercial production of the gold and silver from the Project, whether obtained or issued by the date hereof or not, are listed in Section (30) of the Disclosure Letter. The Obligors have complied in all material respects with all conditions provided for in the Required Authorizations and Other Rights required to be complied with as of the date this representation is made.

31.

Subject to Section (31) of the Disclosure Letter, operation of the Project is and has been in compliance in all material respects with all land use restrictions, zoning, regulations, ordinances, environmental laws and other similar Applicable Laws thereto. Subject to Section (31) of the Disclosure Letter, during the past three (3) years, neither of the Obligors nor any of its agents or employees has received any written notice from any Governmental Authority having jurisdiction over the Project alleging any violation of any Applicable Law, including, but not limited to, those relating to environmental laws, zoning, building, use, personal disability and fire or safety, which has not been cured or remedied. To the knowledge of the Obligors, there are not any threatened proceedings for the rezoning of the Property or any portion thereof.

32.

Current management of the Obligors has arranged for the baseline data reports relating to the Project and the Property appended as Appendix B to the Grassy Mountain Mine Project Consolidated Permit Application submitted to the Department of Geology and Mineral Industries dated December 1, 2021. No other environmental investigation, study, audit, test or other analysis has been conducted by or at the request of current management of the Obligors with respect to the Project and Property.

33.

Subject to Section (33) of the Disclosure Letter, there are no material environmental liabilities of the Obligors or to the knowledge of the Obligors, in respect of the development, construction and operation of the Project, in each case, that have been incurred as at the date that this representation is made.

34.

Subject to Section (34) of the Disclosure Letter, no release or threatened release of any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definition of “contaminant”, “pollutant”, “hazardous substance”, “hazardous waste”, “hazardous material”, or “toxic substance” under any environmental Applicable Law has occurred or is occurring at or from the Project for which environmental Applicable Laws require notice, further investigation or any form of responsive action.

35.	To the knowledge of the Obligors, Section (35) of the Disclosure Letter lists all underground and above ground storage tanks located or previously located on the Property.

36.	The Property comprises all mining claims, concessions and other mining rights forming part of the Project.

37.

Co-Debtor has good and marketable title to the Property free and clear of any Liens other than Permitted Liens and its rights in and to the Property will be valid and in full force and effect in all material respects, and the Obligors will have complied in all material respects with all of their respective obligations in respect thereof, including payment of any annual fees and production penalties, under Applicable Laws. No third party holds any mining or real property rights that conflict in any material respect with Debtor’s rights in and to the Property.

38.

Subject only to the rights of any Governmental Authority set out in Section (38) of the Disclosure Letter and except for Permitted Liens, no Person is entitled to or holds any material rent, option, back-in right, earn-in right, right of first refusal, royalty, stream, participation, production or similar interests, or other payment in the nature of rent or royalty, on or for the Project, including any Products.

39.

To the knowledge of the Obligors, there are no (i) Expropriation Events (as defined in the Royalty) and, there is no such Expropriation Event pending or, to the knowledge of the Obligors, threatened in writing against or affecting all or any material part of the Project, or (ii) to the knowledge of the Obligors, circumstances, notices, discussions, or negotiations which could reasonably be expected to result in such an Expropriation Event.

40.

Except as set out in Section (40) of the Disclosure Letter, to the best knowledge of the Obligors, no indigenous or community groups (and no Persons on their behalf) have asserted any interest or rights or commenced or threatened any claims or proceedings affecting the Project or the Obligors that could result in a Material Adverse Effect.

Common Shares

41.	The Common Shares are listed and posted for trading on the NYSE American stock exchange and Debtor is a “reporting company” not in default of the requirements of the Applicable Securities Legislation.

Other

42.

Except as set out in Section (42) of the Disclosure Letter, no Obligor is party to any contract that would give rise to a valid claim against an Obligor and/or Debentureholder for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated by this Debenture or the other Transaction Documents.